Exhibit 10.1
Published CUSIP Number: 389376AK0
Revolving Loan CUSIP Number: 389376AL8
Term Loan B CUSIP Number: 389376AM6
EXECUTION COPY

CREDIT AGREEMENT
Dated as of March 19, 2007
by and among
GRAY TELEVISION, INC.,
as Borrower,
THE LENDERS REFERRED TO HEREIN,
as Lenders,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent for the Lenders,
BANK OF AMERICA, N. A.,
as Syndication Agent,
and
GOLDMAN SACHS CREDIT PARTNERS L. P.,
DEUTSCHE BANK TRUST COMPANY AMERICAS
and
BANK OF SCOTLAND
each as a Documentation Agent,
WACHOVIA CAPITAL MARKETS, LLC,
as Sole Lead Arranger
WACHOVIA CAPITAL MARKETS, LLC,
BANC OF AMERICA SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L. P.
as Joint Bookrunners

i

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Collateral Agreement
Exhibit C	-	Form of Certificate of Financial Condition
Exhibit D	-	Form of Request for Advance
Exhibit E-1	-	Form of Revolving Loan Note
Exhibit E-2	-	Form of Term Loan B Note
Exhibit E-3	-	Form of Incremental Facility Note
Exhibit F	-	Form of Subsidiary Guaranty Agreement
Exhibit G-1	-	Form of Borrower Loan Certificate
Exhibit G-2	-	Form of Subsidiary Loan Certificate
Exhibit H	-	Form of Performance Certificate
Exhibit I	-	Form of Notice of Incremental Facility Commitment
Exhibit J	-	Form of Notice of Increase in Revolving Loan Commitment
Exhibit K	-	Form of Notice of Account Designation
SCHEDULES

Schedule 1	-	Liens
Schedule 2	-	Stations, Operating Agreements and Licenses
Schedule 3	-	Litigation
Schedule 4	-	Subsidiaries
Schedule 5	-	Affiliate Transactions
Schedule 6	-	Indebtedness
Schedule 7	-	Trademarks, Patents, Copyrights
Schedule 8	-	Labor Matters
Schedule 9	-	Environmental Matters
Schedule 10	-	Real Property
Schedule 11	-	Existing Letters of Credit
Schedule 12	-	Permitted Guaranties

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of March 19, 2007 by and among GRAY TELEVISION, INC., a Georgia corporation (“Gray”), as borrower, the lenders who are party to this Agreement pursuant to an authorization (in the form attached hereto as Annex A-1 or Annex A-2, an “Authorization”) or execution of a signature page hereto and the lenders who may become party to this Agreement and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (as defined below).
STATEMENT OF PURPOSE
     The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE 1
Definitions
     Section 1.1 Defined Terms. The following terms when used in this Agreement shall have the following meanings:
     “Acquisition” shall mean (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (a) any acquisition by the Borrower or any Subsidiary of any other Person, which Person shall then become consolidated with the Borrower or any such Subsidiary in accordance with GAAP; (b) any acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of any other Person or (c) any other acquisition by the Borrower or any Subsidiary of the assets of another Person which acquisition is not in the ordinary course of business for the Borrower or such Subsidiary.
     “Adjusted Total Indebtedness” shall mean, as of any date, the difference between (a) Total Indebtedness as of such date minus (b) the aggregate amount of the Borrower’s cash and Cash Equivalents then on hand, not to exceed $25,000,000.
     “Administrative Agent” shall mean Wachovia Bank, National Association, a national banking association, in its capacity as Administrative Agent for the Secured Parties or any successor Administrative Agent appointed pursuant to Section 9.6.
     “Administrative Agent’s Office” shall mean the office of the Administrative Agent located at Syndication Agency Services, Charlotte Plaza, CP-8, 201 South College Street, Charlotte, NC 28288-0680, or such other office as may be designated pursuant to the provisions of Section 11.1.

     “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Advance” shall mean amounts advanced by the Lenders to the Borrower pursuant to Article 2 on the occasion of any borrowing and having the same Interest Rate Basis and Interest Period; and “Advances” shall mean more than one Advance.
     “Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. “Affiliate” shall also mean, solely with regard to the Borrower and its Subsidiaries, any beneficial owner of Capital Stock representing fifteen percent (15%) or more of the total voting power of such Capital Stock (on a fully diluted basis) of the Borrower or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Unless otherwise specified, “Affiliate” shall mean an Affiliate of the Borrower.
     “Agreement” shall mean this Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.
     “Agreement Date” shall mean the date as of which this Agreement is dated.
     “Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of governmental bodies, regulatory agencies or courts applicable to such Person, including, without limitation, the Communications Act, zoning ordinances and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.
     “Applicable Margin” shall mean the interest rate margin applicable to Base Rate Advances and LIBOR Advances, as the case may be, in each case determined in accordance with Section 2.3(f) (or, with respect to Incremental Facility Loans, as set forth in the Notice of Incremental Facility Commitment).
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Sale” shall mean the sale, lease, transfer or other disposition by the Borrower or any Subsidiary to any Person of any of the Capital Stock of any Subsidiary or any other assets of the Borrower or any Subsidiary.

     “Assignment and Assumption Agreement” shall mean any Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto pursuant to which any Lender, as further provided in Section 11.5, sells a portion of its Commitments and/or Loans.
     “Authorization” shall have the meaning assigned to such term in the preamble hereto.
     “Authorized Signatory” shall mean, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Signatory of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Authorized Signatory shall be conclusively presumed to have acted on behalf of such Person.
     “Available Letter of Credit Commitment” shall mean, at any time, the lesser of (a) (i) $50,000,000, minus (ii) all Letter of Credit Obligations then outstanding, and (b) the Available Revolving Loan Commitment.
     “Available Revolving Loan Commitment” shall mean, as of any date, (a) the Revolving Loan Commitment in effect on such date minus (b) the sum of (i) the aggregate amount of all Letter of Credit Obligations then outstanding and (ii) the Revolving Loans then outstanding.
     “Available Term Loan B Commitment” shall mean, as of any date, (a) the Term Loan B Commitment in effect on such date minus (b) the Term Loan B then outstanding.
     “Bankruptcy Exception” shall have the meaning ascribed thereto in Section 4.1(b).
     “Base Rate” shall mean, at any time, a fluctuating interest rate per annum equal to the higher of (a) the rate of interest quoted from time to time by the Administrative Agent as its “prime rate” or “base rate” or (b) the Federal Funds Rate plus one-half of one percent (1/2%). The Base Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit.
     “Base Rate Advance” shall mean an Advance which the Borrower requests to be made as or converted to a Base Rate Advance, in accordance with the provisions of Section 2.2, and which shall be in a principal amount of at least $500,000, and in an integral multiple of $250,000.
     “Base Rate Basis” shall mean a simple interest rate equal to the sum of (a) the Base Rate and (b) the Applicable Margin applicable to Base Rate Advances. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Advances.

     “Borrower” means (a) prior to the date of completion of a Holding Company Reorganization, Gray, and (b) on or after the date of completion of a Holding Company Reorganization, Gray or a New Borrower, as applicable.
     “Business Day” shall mean (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Advance, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Capital Expenditures” shall mean, with respect to the Borrower and its Subsidiaries for any period, the aggregate of all items classified as capital expenditures in accordance with GAAP; provided, however, that neither (a) the capitalized portion of the purchase price payable in connection with any Acquisition permitted hereunder, nor (b) expenditures of proceeds of insurance policies reasonably and promptly applied to replace insured assets, shall constitute a Capital Expenditure for purposes of this Agreement.
     “Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person. The term “Capital Stock” shall include securities convertible into Capital Stock and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
     “Cash Equivalents” shall mean, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.; (c) commercial paper, money-market funds and business savings accounts issued by corporations, each of which shall have a combined net worth of at least $100,000,000 and each of which conducts a substantial part of its business in the United States, maturing within one (1) year from the date of the original issue thereof, and rated “P-2” or better by Moody’s Investors Service, Inc. or “A-2” or better by Standard & Poor’s Ratings Group, a division of The McGraw-Hill

Companies, Inc.; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) has Tier 1 capital (as defined in the regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc.
     “Certificate of Financial Condition” shall mean a certificate dated the Agreement Date, substantially in the form of Exhibit C attached hereto, signed by the chief financial officer of the Borrower, together with any schedules, exhibits or annexes appended thereto.
     “Change in Law” means the occurrence, after the Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean any property of any kind constituting collateral for the Obligations under any of the Security Documents.
     “Collateral Agreement” shall mean the collateral agreement of even date executed by the Borrower and its Subsidiaries in favor of the Administrative Agent for the ratable benefit of itself and the other Secured Parties, substantially in the form of Exhibit B attached hereto, as amended, restated, supplemented or otherwise modified from time to time.
     “Commercial Letter of Credit” shall mean a documentary letter of credit issued in respect of the purchase of goods or services by the Borrower or its Subsidiaries by the Issuing Bank in accordance with the terms hereof.
     “Commitment Fees” shall have the meaning assigned thereto in Section 2.4(a)(ii).
     “Commitments” shall mean, collectively, the Revolving Loan Commitment, the Term Loan B Commitment and, as applicable, the Incremental Facility Commitments; and “Commitment” shall mean any of the foregoing Commitments.
     “Commitment Ratio” shall mean, with respect to any Lender for any Commitment, the percentage equivalent of the ratio which such Lender’s portion of such Commitment (or, in the case of the Term Loan B or, to the extent applicable, Incremental Facility Loans after the funding date thereof, such Lender’s outstanding portion of such Loan) bears to the aggregate amount of such Commitment or Loan, as the case may be (as each may be adjusted from time to time as provided herein); and “Commitment Ratios” shall mean, with respect to any Commitment, the Commitment Ratios of all of the Lenders with respect to such Commitment. The Commitment Ratios of the Lenders party to this Agreement shall be set forth in the Register.
     “Communications Act” shall mean the Communications Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.
     “Continue”, “Continuation” and “Continued” shall mean the continuation pursuant to Article 2 of a LIBOR Advance as a LIBOR Advance from one Interest Period to the next Interest Period.
     “Convert”, “Conversion” and “Converted” shall mean a conversion pursuant to Article 2 of a LIBOR Advance into a Base Rate Advance or of a Base Rate Advance into a LIBOR Advance, as applicable.
     “Debt Service” shall mean, for any period, the amount of all principal paid or required to be paid and Interest Expense of the Borrower and its Subsidiaries on a consolidated basis in respect of Indebtedness of the Borrower and its Subsidiaries (other than voluntary principal payments of the Revolving Loans which are not required to be accompanied by an identical reduction in the Revolving Loan Commitment).
     “Default” shall mean any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event as an Event of Default.
     “Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the applicable Base Rate Basis and (b) two percent (2%).
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, the Term Loan B, any Incremental Facility Loan or participations in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Delayed Term Loan B Draws” shall mean the collective reference to the Second Term Loan B Draw and the Third Term Loan B Draw.
     “Designated Dividends” shall have the meaning assigned thereto in Section 7.7(g).
     “Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.

     “Efficiency Capital Expenditures” shall mean all Capital Expenditures incurred in connection with the automation and/or centralization of broadcasting, programming and advertising activities for the purpose of increasing the overall efficiency of the operations of the Borrower and its Subsidiaries.
     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Loan Commitment, the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, any Holding Company or any of the Borrower’s or any Holding Company’s Affiliates or Subsidiaries.
     “Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Laws” shall mean all applicable federal, state or local laws, statutes, rules, regulations or ordinances, codes, common law, consent agreements, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to public health, safety or the pollution or protection of the environment, including, without limitation, those relating to releases, discharges, emissions, spills, leaching, or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, without limitation, any such provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

     “ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of the Borrower, that together with the Borrower would be deemed to be a member of the same “controlled group” within the meaning of Title IV of ERISA.
     “Event of Default” shall mean any of the events specified in Section 8.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.
     “Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries, as of the end of any fiscal year of the Borrower based on the audited financial statements provided under Section 6.2 for such fiscal year, the excess, if any, without duplication, of (a) the sum of (i) Operating Cash Flow for such fiscal year and (ii) any decrease in the Borrower’s working capital account during such fiscal year (excluding cash and Cash Equivalents from current assets for such working capital account determination), minus (b) the sum of the following: (i) Capital Expenditures made during such fiscal year; (ii) Debt Service for such fiscal year; (iii) cash taxes paid during such fiscal year; (iv) Restricted Payments made during such fiscal year which are permitted under Section 7.7; and (v) any increase in the Borrower’s working capital account during such fiscal year (excluding cash and Cash Equivalents from current assets for such working capital account determination), in each case, as determined in accordance with GAAP.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.5), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12.
     “Existing Letters of Credit” shall mean all letters of credit issued by Wachovia Bank, National Association under the Prior Loan Agreement and outstanding on the Agreement Date and set forth on Schedule 11 attached hereto.
     “FCC” shall mean the Federal Communications Commission and any successor or substitute governmental commission, agency, department, board or authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

     “FCC License” shall mean any license required under the Communications Act or from the FCC.
     “FCC Regulations” shall mean all rules, regulations, written policies, orders and decisions of the FCC under the Communications Act.
     “Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.
     “Fed Regulations” shall have the meaning ascribed thereto in Section 4.1(n).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes as of the Agreement Date. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” shall mean, as in effect from time to time, generally accepted accounting principles in the United States, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Gray” shall have the meaning ascribed thereto in the preamble hereof.
     “Guaranty” or “Guaranteed,” as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements.

     “Hazardous Materials” shall mean (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including, without limitation, harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any friable asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under Environmental Laws.
     “Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
     “Holding Company” shall mean a holding company entity formed to effectuate a Holding Company Reorganization that, after giving effect to a Holding Company Reorganization, will own, directly or indirectly, all of the Capital Stock of (a) each Intermediate Holding Company and (b) the Borrower.
     “Holding Company Overhead Expenses” shall mean (a) any reasonable and customary fees payable in connection with the issuance of any Permitted Holding Company Indebtedness; (b) accounting and auditing costs and expenses incurred by the Holding Company in the ordinary course of its business in connection with preparing consolidated and consolidating financial reports and tax filings; (c) customary fees and expenses payable to the United States Securities and Exchange Commission and other reasonable and customary costs and expenses payable in connection with such Permitted Holding Company being a publicly traded company (including, without limitation, reasonable and customary fees and expenses required to be paid for professional and regulatory compliance); (d) reasonable and customary legal fees and expenses required for the corporate maintenance of the Holding Company and its Subsidiaries; (e) reasonable and customary director fees; (f) reasonable and customary costs and expenses payable for director and officer insurance; (g) transfer agent fees payable in connection with Capital Stock of the Holding Company; and (h) franchise taxes and other fees payable to the jurisdiction of incorporation or qualification of the Holding Company incurred in the ordinary course of conducting its business; provided that in no event shall Holding Company Overhead Expenses include management fees, salaries, bonuses, debt service and dividends and other distributions in respect of the Capital Stock of the Holding Company.

     “Holding Company Reorganization” shall mean any restructuring of Gray and its Subsidiaries which results in the Borrower becoming a wholly owned Subsidiary of the Holding Company, whether directly, or indirectly through one or more Intermediate Holding Companies.
     “Incremental Facility Advance” shall mean an Advance made by any Lender holding an Incremental Facility Commitment pursuant to Section 2.14.
     “Incremental Facility Commitment” shall mean the commitment of any Lender or Lenders to make advances to the Borrower in accordance with Section 2.14 (the Borrower may obtain Incremental Facility Commitments from more than one Lender, which commitments shall be several obligations of each such Lender); and “Incremental Facility Commitments” shall mean the aggregate of the Incremental Facility Commitments of each Lender.
     “Incremental Facility Commitment Ratios” shall mean percentages in which the Lenders holding an Incremental Facility Commitment are severally bound to fund their respective portions of Advances to the Borrower under the Incremental Facility Commitments which are set forth in the applicable Notice of Incremental Facility Commitment.
     “Incremental Facility Loans” shall mean the amounts advanced by the Lenders holding an Incremental Facility Commitment to the Borrower as Incremental Facility Loans under the applicable Incremental Facility Commitment.
     “Incremental Facility Maturity Date” shall mean that date specified in the Notice of Incremental Facility Commitment as the maturity date of each Incremental Facility Loan.
     “Incremental Facility Notes” shall mean, collectively, those promissory notes issued to each of the Lenders requesting a note pursuant to Section 2.7 by the Borrower with respect to the applicable Incremental Facility Commitment, each one substantially in the form of Exhibit E-3 attached hereto, any other promissory note issued by the Borrower to evidence Incremental Facility Loans pursuant to this Agreement, and any extensions, renewals or amendments to, or replacements of, the foregoing.
     “Incremental Institutional Facility” shall mean any Incremental Facility Commitment pursuant to which the applicable Lenders shall make Incremental Facility Loans that mature on or after the Term Loan B Maturity Date and which do not require a principal repayment earlier or in a percentage amount greater (on a weighted average basis) than those set forth in the repayment schedule for the Term Loan B as set forth in Section 2.6(b)(i).
     “Incremental Non-Institutional Facility” shall mean any Incremental Facility Commitment pursuant to which the applicable Lenders shall make Incremental Facility Loans that mature prior to the Term Loan B Maturity Date and/or which require a principal repayment earlier or in a percentage amount greater (on a weighted average basis) than those set forth in the repayment schedule for the Term Loan B as set forth in Section 2.6(b)(i).
     “Indebtedness” shall mean, with respect to any Person as of any date, all liabilities, obligations and reserves, contingent or otherwise, which, in accordance with GAAP, would be reflected as a liability on a balance sheet (excluding trade accounts payable and accrued expenses arising in the ordinary course of business), including, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, provided that if such Indebtedness shall not have been assumed by such Person and is otherwise limited in recourse only to property of such Person securing such Indebtedness, the amount of such Indebtedness hereunder shall not exceed the fair market value of the property of such Person securing such Indebtedness, (g) all obligations or liabilities otherwise constituting Indebtedness under this definition Guaranteed by such Person, (h) all Capitalized Lease Obligations of such Person, (i) all net payment obligations incurred by any such Person pursuant to Interest Rate Hedge Agreements, and (j) all obligations of such Person as an account party to reimburse any Person in respect of letters of credit (including, without limitation, the Letters of Credit) or bankers’ acceptances. The Indebtedness of any Person shall include any recourse Indebtedness of any partnership in which such Person is a general partner.
     “Indemnified Taxes” shall mean Taxes and Other Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning ascribed thereto in Section 5.11.
     “Initial Term Loan B Draw” shall have the meaning assigned thereto in Section 2.1.
     “Interest Expense” shall mean, for any period, the gross interest expense accrued by the Borrower and its Subsidiaries in respect of their Indebtedness for such period, net of interest income for such period, determined on a consolidated basis, all fees payable under Section 2.4 or any fee letter of the Borrower executed in connection with this Agreement, and any other fees, charges, commissions and discounts in respect of Indebtedness, including, without limitation, any fees payable in connection with the Letters of Credit, but excluding deferred finance charges all calculated in accordance with GAAP. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to Interest Rate Hedge Agreements, but shall exclude any non-cash mark-to-market adjustments made by the Borrower and its Subsidiaries with respect to Interest Rate Hedge Agreements.
     “Interest Period” shall mean (a) in connection with any Base Rate Advance, the period beginning on the date such Advance is made as or Converted to a Base Rate Advance and ending on the last day of the fiscal quarter in which such Advance is made or as Converted to a Base Rate Advance, provided, however, that if a Base Rate Advance is made or Converted on the last day of any fiscal quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following fiscal quarter, and (b) in connection with any LIBOR Advance, the term of such Advance selected by the Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to LIBOR Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to LIBOR Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period which extends beyond the Maturity Date, or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.6. Interest shall be due and payable with respect to any Advance as provided in Section 2.3.
     “Interest Rate Basis” shall mean the Base Rate Basis or the LIBOR Basis, as appropriate.
     “Interest Rate Hedge Agreements” shall mean any agreement or other arrangement of any Person with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
     “Interest Rate Hedge Obligations” shall mean all existing and future payments and other obligations owing by the Borrower or its Subsidiaries under any Interest Rate Hedge Agreements permitted hereunder with any Person that is a Lender or an Affiliate thereof at the time such Interest Rate Hedge Agreement is executed.
     “Intermediate Holding Company” shall mean any Subsidiary of the Holding Company formed in connection with a Holding Company Reorganization that, after giving effect to a Holding Company Reorganization, will own, directly or indirectly, all of the Capital Stock of the Borrower.
     “Investment” shall mean, with respect to the Borrower or any of its Subsidiaries, (a) any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any Guaranty or other contingent liability with respect to the capital stock, indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any capital stock, limited partnership interests, general partnership interest, or other securities of such other Person, other than an Acquisition, (b) any Joint Sales Agreement, Local Marketing Agreement or Shared Services Agreement entered into by such Person or any commitment, promise or agreement by such Person to enter into any such agreement, and (c) all expenditures by the Borrower or any of its Subsidiaries relating to the foregoing.
     “Issuing Bank” shall mean Wachovia Bank, National Association, in its capacity as the issuer of the Letters of Credit, or any successor issuer of the Letters of Credit.

     “Joint Sales Agreement” shall mean an agreement for the sale of commercial or advertising time or any similar arrangement pursuant to which a Person obtains the right to (a) sell at least a majority of the time for commercial spot announcements, and/or resell to advertisers such time on, (b) provide the sales staff for the sale of the advertising time or the collection of accounts receivable with respect to commercial advertisements broadcast on, (c) set the rates for advertising on and/or (d) provide the advertising material for broadcast on, a television broadcast station the FCC License of which is held by a Person other than an Affiliate of such Person.
     “known to the Borrower” or “to the knowledge of the Borrower” shall mean known by, or reasonably should have been known by, the executive officers of the Borrower (including, without limitation, the chief executive officer, president, the chief operating officer, if any, the chief financial officer, the controller, the chief accounting officer or the general counsel of the Borrower).
     “Lead Arranger” shall mean Wachovia Capital Markets, LLC.
     “Lenders” shall mean the Persons who agree to be bound by this Agreement by executing a signature page hereto or pursuant to an Authorization executed on the Agreement Date and any other Person which becomes a “Lender” hereunder after the Agreement Date; and “Lender” shall mean any one of the foregoing Lenders.
     “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Advances, and, if applicable, participations in Letters of Credit.
     “Letter of Credit Obligations” shall mean, as of any date, the sum of (a) an amount equal to the aggregate undrawn and unexpired amount (including the amount to which any such Letter of Credit can be reinstated pursuant to the terms hereof) of the then outstanding Letters of Credit and (b) an amount equal to the aggregate drawn, but unreimbursed drawings on any Letters of Credit.
     “Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank at the request of the Borrower on behalf of the Borrower or its Subsidiaries from time to time in accordance with the terms hereof and shall include the Existing Letters of Credit.
     “Leverage Ratio” shall mean, as of any date, the ratio of
          (a) Adjusted Total Indebtedness as of such date; to
          (b) Operating Cash Flow for the most recent eight (8) fiscal quarter period then ended or most recently ended divided by two (2).
     “LIBOR” shall mean, with respect to a particular Interest Period, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $1,000,000 for a period equal to the applicable Interest Period which appears on Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $1,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
     “LIBOR Advance” shall mean an Advance which the Borrower requests to be made as, Continued as or Converted to a LIBOR Advance in accordance with the provisions of Section 2.2, and which shall be in a principal amount of at least $1,000,000 and in an integral multiple of $1,000,000.
     “LIBOR Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent (1.0%)) equal to the sum of (a) the quotient of (i) the LIBOR divided by (ii) one (1) minus the LIBOR Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall apply to Interest Periods of one (1), two (2), three (3), six (6), or, to the extent available to all applicable Lenders, twelve (12) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage and the Applicable Margin as adjusted pursuant to Section 2.3(f). The LIBOR Basis for any LIBOR Advance shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage and the Applicable Margin. The Borrower may not elect an Interest Period in excess of six (6) months unless the Administrative Agent has notified the Borrower that each of the applicable Lenders has funds available to it for such Lender’s portion of the proposed Advance which are not required for other purposes, and that such funds are available to each applicable Lender at a rate (exclusive of reserves and other adjustments) at or below the LIBOR Basis for such proposed Advance and Interest Period.
     “LIBOR Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time). The LIBOR Basis shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.
     “License” shall mean any license, authorization, permit, consent, franchise, ordinance, registration, certificate, agreement or other right filed with, granted by, or entered into by a federal, state or local governmental authority which permits or authorizes the acquisition, construction or operation of a television station or any part of a television station or which is required for the acquisition, ownership or operation of any Station or any other Permitted Business, including, without limitation, the FCC Licenses.
     “License Sub” shall mean each Subsidiary of the Borrower which has no assets other than FCC Licenses.
     “Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge or other agreement not to pledge, collateral assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether inchoate or not, vested or perfected.
     “Loan Documents” shall mean this Agreement, the Notes, the Security Documents, all fee letters, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Notices of Incremental Facility Commitments, all Notices of Revolving Increase, all compliance certificates issued by the Borrower or any of its Subsidiaries (including, without limitation, each Performance Certificate) and all other documents, agreements, supplements, confirmations, instruments or certificates executed or delivered in connection with or contemplated by this Agreement or any of the foregoing (excluding any Interest Rate Hedge Agreement).
     “Loans” shall mean, collectively, the Revolving Loans, the Term Loan B, and, if applicable, the Incremental Facility Loans.
     “Local Marketing Agreement” shall mean a local marketing arrangement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations, obtains the right to exhibit programming and sell advertising time during more than fifteen percent (15%) of the air time of a television broadcast station licensed to another Person.
     “margin stock” shall have the meaning ascribed thereto in Section 4.1(n).
     “Materially Adverse Effect” shall mean a material adverse effect upon or change in (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower and its Subsidiaries, taken as a whole, to conduct its business, (b) the ability of the Borrower, any of its Subsidiaries or any other party to a Loan Document (other than the Administrative Agent or any Lender) to perform its obligations hereunder or under any other Loan Document to which it is a party, (c) the validity or enforceability of this Agreement or any other Loan Document against the Borrower or any Subsidiary of the Borrower party thereto, or (d) the rights or remedies of the Administrative Agent or the Lenders under this Agreement or any other Loan Document or at law or in equity.
     “Maturity Date” shall mean the Revolving Loan Maturity Date, the Term Loan B Maturity Date or the applicable Incremental Facility Maturity Date, as applicable.

     “Multiemployer Plan” shall mean a multiemployer pension plan as defined in Section 3(37) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is or has been required to contribute.
     “Necessary Authorizations” shall mean all approvals, consents and licenses from, and all filings and registrations with, any governmental or other regulatory authority, shareholder or other third party, including, without limitation, (a) all approvals, consents, Licenses, filings and registrations under the Communications Act and (b) all approvals, consents, filings and registrations required by the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions, and any state securities regulatory authorities.
     “Net Earnings” shall mean, as of any date with respect to the Borrower, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for the period involved, after taxes accrued and after all proper charges and reserves (excluding, however, non-recurring special charges and credits), all as determined in accordance with GAAP.
     “Net Proceeds (Asset Sales)” shall mean, with respect to any Asset Sale by, or any insurance or condemnation proceeding in respect of any assets of, the Borrower or any of its Subsidiaries, as applicable, the aggregate amount of cash received for such assets (including, without limitation, any payments received for non-competition covenants, any time brokerage, consulting or management fees for services rendered on or prior to the consummation of such sale (other than such fees received in the ordinary course of business for brokerage, management or consulting services rendered after the consummation of such sale in amounts usual and customary for the services rendered), and any portion of the amount received evidenced by a promissory note or other evidence of Indebtedness issued by the purchaser), net of (a) amounts reasonably and in good faith reserved, if any, for (i) taxes payable with respect to any such sale (after application (assuming application first to such reserves) of any available losses, credits or other offsets), (ii) pension and other post-employment benefit liabilities, (iii) workers compensation liabilities, (iv) liabilities associated with retiree benefits and (v) liabilities relating to environmental matters, (b) transaction costs properly attributable to such transaction and payable by the Borrower or any of its Subsidiaries (other than to an Affiliate) in connection with such Asset Sale, including, without limitation, reasonable and customary commissions, fees and out-of-pocket expenses attributable to claiming such proceeds, (c) until actually received by the Borrower or any of its Subsidiaries, any portion of the amount received held in escrow, evidenced by a promissory note or other evidence of Indebtedness, or in respect of a purchase or non-compete, consulting or management agreement or covenant or otherwise for which compensation is paid over time and (d) until no longer reserved, any reserves for indemnification liabilities, the amount of which are reasonably ascertainable on or prior to the consummation of such sale; provided that the aggregate amount of all items referred to in this clause (d) together with amounts provided as escrows or holdbacks against any liabilities under such indemnification obligations shall not exceed ten percent (10%) of the gross cash proceeds of such sale. Upon receipt by the Borrower or any of its Subsidiaries of (i) amounts referred to in clause (c) of the preceding sentence, (ii) a payment resulting from any reduction in the reserves referred to in clause (a) of the preceding sentence or (iii) any amount that was reserved as described in clause (a) of the preceding sentence that exceeds the actual amount paid with respect to taxes or other liabilities of the type referred to in clause (a) of the preceding sentence, such amounts shall, in each case, be deemed to be “Net Proceeds (Asset Sales).”
     “Net Proceeds (Indebtedness)” shall mean, with respect to any sale, issuance or other disposition of any Indebtedness of the Borrower or its Subsidiaries by the Borrower or its Subsidiaries, the difference between (a) the aggregate amount of cash or Cash Equivalents received in connection with the sale, issuance or other disposition of such Indebtedness, and (b) the aggregate amount of any reasonable and customary transaction costs incurred in connection therewith, including, without limitation, all reasonable and customary fees and expenses of attorneys, accountants and other consultants, all reasonable and customary underwriting or placement agent fees, and reasonable and customary fees and expenses of any trustee, registrar or transfer agent.
     “New Borrower” means one or more newly formed entities which, after giving effect to a Holding Company Reorganization (a) shall be an entity organized under the laws of any political subdivision of the United States and be wholly owned (whether directly, or indirectly through one or more Intermediate Holding Companies) by the Holding Company; (b) shall, upon the completion of a Holding Company Reorganization, own or acquire (whether by transfer, consolidation, merger or otherwise) all of the assets that were owned by Gray immediately prior to a Holding Company Reorganization (including without limitation all of the Capital Stock of the operating Subsidiaries of Gray) and (c) shall assume all of the rights and obligations of Gray as “Borrower” under this Agreement and the other Loan Documents.
     “Note Redemption” means the redemption in full of all of the Senior Subordinated Notes as contemplated in this Agreement.
     “Notes” shall mean, collectively, the Revolving Loan Notes, the Term Loan B Notes, and, if applicable, the Incremental Facility Notes.
     “Notice of Account Designation” shall mean the notice by the Borrower, substantially in the form of Exhibit K attached hereto.
     “Notice of Incremental Facility Commitment” shall mean the notice by the Borrower of the Incremental Facility Commitment, which notice shall be substantially in the form of Exhibit I attached hereto and shall be delivered to the Administrative Agent and the Lenders.
     “Notice of Revolving Increase” shall mean the written notice by the Borrower, in substantially the form of Exhibit J attached hereto to the Administrative Agent, of the Borrower’s desire to increase the Revolving Loan Commitment pursuant to Section 2.15.
     “Obligations” shall mean all payment and performance obligations of every kind, nature and description of the Borrower, its Subsidiaries, and any other obligors to the Lenders, or the Administrative Agent, or any of them, under this Agreement and the other Loan Documents (including any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action and including all Interest Rate Hedge Obligations) as they may be amended from time to time, or as a result of making the

Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.
     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Operating Agreement” shall mean any programming agreement, time brokerage, local marketing or similar agreement, network affiliation agreement, franchise agreement, lease or other agreement of the Borrower or any of its Subsidiaries relating to the operation of a Station or any other Permitted Business, the termination or adverse modification of which could reasonably be expected to have a Materially Adverse Effect.
     “Operating Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries, as of any date for any period, (a) the Net Earnings for such period (excluding, to the extent included in Net Earnings for such period, (i) the effect of any exchange of advertising time for non-cash consideration, such as merchandise or services, (ii) any other non-cash income or expense (including the cumulative effect of a change in accounting principles and extraordinary items) (iii) any gains or losses from sales, exchanges and other dispositions of property not in the ordinary course of business and (iv) the non-cash portion of any reserves or accruals for one-time charges which are equal to or greater than $1,000,000 incurred in connection with corporate restructurings or expense saving measures), minus (b) any cash payments made by the Borrower and its Subsidiaries during such period in respect of (i) Programming Obligations or (ii) reserves or accruals described in clause (a)(iv) above, to the extent such reserves or accruals were excluded from Net Earnings in a prior period, plus (c) the sum, without duplication, of the following to the extent deducted in determining Net Earnings (i) depreciation on or obsolescence of fixed or capital assets and amortization of intangibles and leasehold improvements (including, without limitation, amortization in respect of Programming Obligations) for such period, plus (ii) Interest Expense and deferred finance charges in such period, plus (iii) federal, state and local income taxes in such period to the extent deducted in calculating Net Earnings in such period (other than any such taxes resulting from any gains from sales and exchanges and other distributions not in the ordinary course of business), plus (d) one-time corporate restructuring charges as approved by the Administrative Agent and calculated in accordance with GAAP taken during or reserved for during fiscal years 2005 and 2006, in an aggregate amount not to exceed $10,000,000 plus (e) one-time corporate restructuring charges, as approved by the Administrative Agent, related to a Holding Company Reorganization, which charges are taken during or reserved for during the twelve (12) month period following such Holding Company Reorganization, plus (f) any expense savings associated with the WNDU Savings in an aggregate amount not to exceed $800,000, plus (g) to the extent such expenses do not constitute Efficiency Capital Expenditures, the OTO System Integration Expenses, in an aggregate amount not to exceed, for fiscal year 2006, $475,000 and for fiscal year 2007, $900,000, plus (h) adjustments to actual historical Operating Cash Flow in connection with any Acquisition permitted pursuant to Section 7.6; provided that such adjustments are either (i) consistent with Regulation S-X of the United States Securities and Exchange Commission or (ii) approved by (A) the Administrative Agent in its reasonable business judgment in the case of any adjustment (or series of related adjustments) that is five percent (5%) or less of the Operating Cash Flow of the Borrower and its Subsidiaries for such period or (B) the Required Lenders in their reasonable business judgment, in the case of any adjustment (or series of related adjustments) that is more than five percent (5%) of the Operating Cash Flow of the Borrower and its Subsidiaries for such period, provided further that, in each case, such adjustments shall be on a consolidated basis and computed on the accrual method. For the purposes of calculating Operating Cash Flow for any period, (x) any Acquisition or Asset Sale which occurs during such period shall be deemed to have occurred on the first day of such period and (y) if any fiscal quarter ended as of any date set forth in the table below is included in the applicable period for which Operating Cash Flow is being determined, then Operating Cash Flow for such fiscal quarter shall be deemed to be the amount opposite the date corresponding to such fiscal quarter end as set forth in the table below.

Operating Cash Flow For Such
Fiscal Quarter End	Fiscal Quarter
March 31, 2005	$21,579,000
June 30, 2005	$31,213,000
September 30, 2005	$21,774,000
December 31, 2005	$31,547,000
March 31, 2006	$21,432,000
June 30, 2006	$34,144,000
September 30, 2006	$30,833,000
December 31, 2006	$44,969,000
     “Optional Increase” shall have the meaning assigned thereto in Section 2.15.
     “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “OTO System Integration” shall mean the implementation by the Borrower and its Subsidiaries of a unified billing system.
     “OTO System Integration Expenses” shall mean, collectively, (a) all direct and indirect expenses and charges incurred by the Borrower and its Subsidiaries in connection with the OTO System Integration; (b) all non-recurring charges or restructuring charges in connection with the OTO System Integration, including, without limitation, (i) all severance (including the applicable payroll taxes), early retirement and severance assistance costs and expenses incurred in connection with out-placement services, out-placement counseling and job retraining and (ii) all post-termination health and welfare costs paid or payable to terminated employees of the Borrower and its Subsidiaries; and (c) all fees and expenses of professionals paid or accrued by the Borrower and its Subsidiaries in connection with any of the foregoing.
     “Ownership Reports” shall mean, with respect to any Station, the reports and certifications filed with the FCC pursuant to 47 C.F.R. § 73.3615, or any comparable reports filed pursuant to any successor regulation thereto.

     “Participant” shall have the meaning assigned thereto in Section 11.5(d).
     “Payment Date” shall mean the last day of any Interest Period.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Performance Certificate” shall have the meaning assigned thereto in Section 6.3.
     “Permitted Business” shall mean the business of owning or operating Stations, all businesses directly related thereto, and any electronic news and information delivery business and any other television broadcasting-related, television distribution-related or television content-related business.
     “Permitted Holder” means (i) each of J. Mack Robinson and Robert S. Prather, Jr.; (ii) their spouses and lineal descendants; (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee and other personal representative; (iv) any trusts created for the benefit of the Persons described in clause (i) or (ii); (v) any person controlled by any of the Persons described in clause (i), (ii), (iii) or (iv); or (vi) any group of Persons (as defined in the Securities Exchange Act of 1934, as amended) in which the Persons described in clauses (i) – (v), individually or collectively, control such group. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by agreement or otherwise.
     “Permitted Holding Company Indebtedness” shall mean all Indebtedness of the Holding Company or any Intermediate Holding Company that is non-recourse to the Borrower or any of its Subsidiaries, has a maturity date that is at least six (6) months after the latest Maturity Date and is otherwise on terms and conditions reasonably satisfactory to the Required Lenders.
     “Permitted Liens” shall mean, as applied to any Person:
          (a) any Lien in favor of the Administrative Agent or any Lender given to secure the Obligations;
          (b) (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books in accordance with GAAP, but only so long as no forfeiture, foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;
          (c) statutory Liens of carriers, warehousemen, mechanics, vendors, laborers and materialmen incurred in good faith in the ordinary course of business for sums not yet due or being diligently contested in good faith, if adequate reserves have been set aside on such

Person’s books in accordance with GAAP, or appropriate provisions shall have been made therefor, and no forfeiture, foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;
          (d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;
          (e) restrictions on the transfer of assets of the Borrower or its Subsidiaries imposed by the Communications Act and any regulations thereunder;
          (f) easements, rights-of-way, zoning and other restrictions, leases, licenses, reservations or restrictions on use and other similar encumbrances on the use of Real Property which do not materially interfere with the ordinary conduct of the business of such Person or the use or value of such property;
          (g) Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases (excluding any Capital Leases) of the Borrower or any of its Subsidiaries;
          (h) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids, tenders or escrow deposits in connection with Acquisitions and, in each case, in the ordinary course of business;
          (i) judgment Liens which do not result in an Event of Default under Section 8.1(i);
          (j) Liens existing on the Agreement Date as set forth in Schedule 1 hereto;
          (k) Liens approved by the Administrative Agent and set forth in any title policy insuring the interest of the Administrative Agent in any Collateral, or set forth in title report, title examination or similar document with respect to any of the Collateral;
          (l) Liens securing other Indebtedness (including, without limitation, obligations incurred in connection with an Acquisition permitted under Section 7.6) in an aggregate amount not to exceed $50,000,000 outstanding at any time;
          (m) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account;
          (n) other Liens encumbering only Real Property (excluding any Real Property mortgaged in favor of the Administrative Agent), securing Indebtedness permitted pursuant to Section 7.1(e) in an aggregate amount outstanding at any time not to exceed $75,000,000;

          (o) leases, subleases or licenses granted by the Borrower or any of its Subsidiaries to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries; and
          (p) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any Subsidiaries in the ordinary course of business to the Borrower or another Subsidiary.
     “Permitted Secured Indebtedness” shall mean: (a) any Indebtedness permitted to be incurred pursuant to Section 7.1(e) and secured by a Lien permitted pursuant to clause (n) of the definition of “Permitted Liens” and (b) any Indebtedness incurred to refinance, refund, renew or extend Indebtedness referred to in clause (a) above; provided that (i) the amount of all such Indebtedness shall not exceed an aggregate principal amount of $75,000,000 outstanding at any time, (ii) any such Indebtedness, when incurred, shall have a maturity of no earlier than six (6) months after the later of (x) the Term Loan B Maturity Date or (y) the latest Incremental Facility Maturity Date, as applicable and (iii) any such Indebtedness, when incurred, shall have a weighted average life of at least six (6) months longer than the weighted average life of the longer of (x) the Term Loan B, (y) any Incremental Institutional Facility or (z) any Incremental Non-Institutional Facility, as applicable.
     “Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.
     “Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA subject to Title IV of ERISA (other than a Multiemployer Plan) maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate.
     “Prior Loan Agreement” shall mean that certain Sixth Amended and Restated Credit Agreement dated as of November 22, 2005 by and among the Borrower, Wachovia Bank, National Association, as administrative agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified.
     “Programming Obligations” means all direct or indirect monetary liabilities, contingent or otherwise, with respect to contracts for television broadcast rights relating to television series or other programs produced or distributed for television release.
     “Purchasing Lender” shall have the meaning assigned thereto in Section 11.5(b).
     “Real Property” shall mean any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates. The Real Property as of the Agreement Date is set forth on Schedule 10 hereto.
     “Register” shall have the meaning ascribed thereto in Section 11.5(c).

     “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
     “Reportable Event” shall mean, with respect to any Plan, an event described in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived.
     “Request for Advance” shall mean a certificate designated as a “Request for Advance,” signed by an Authorized Signatory of the Borrower requesting an Advance, Continuation or Conversion hereunder, which shall be in substantially the form of Exhibit D attached hereto, and shall, among other things, (i) specify the date of such Advance, Continuation or Conversion, which shall be a Business Day, the amount and type of Advance (LIBOR or Base Rate), and, with respect to LIBOR Advances, the Interest Period selected by the Borrower, (ii) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default or Event of Default and (iii) designate the amount of the Revolving Loan Commitments, Term Loan B Commitment and, if applicable, the Incremental Facility Commitments, being drawn.
     “Request for Issuance of Letter of Credit” shall mean any application or other documents signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which application or other documents shall be in such form as may be approved from time to time by the Issuing Bank and shall, among other things, specify (a) that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit, (c) the effective date for the issuance of the Letter of Credit (which shall be a Business Day), (d) the date on which the Letter of Credit is to expire (which shall be a Business Day), (e) the Person for whose benefit such Letter of Credit is to be issued, and (f) other relevant terms of such Letter of Credit.
     “Required Lenders” shall mean, at any time, the Lenders holding more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Loan Commitments plus (b) the aggregate outstanding principal amount of the Term Loan B and Incremental Facility Loans, as applicable (provided that, solely for the purposes of this definition, with respect to the Term Loan B, prior to the earlier of (i) the Third Term Loan B Draw Funding Date and (ii) May 31, 2007, the aggregate amount of the unfunded Term Loan B Commitment shall be deemed to be “outstanding”), or, if no Revolving Loan Commitments are then outstanding, the Lenders holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Loans and Letter of Credit Obligations then outstanding; provided that the Revolving Loan Commitment or unfunded Term Loan B Commitment of, and the portion of the Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Lenders” shall mean, at any time, the Lenders holding more than fifty percent (50%) of the then aggregate Revolving Loan Commitments, or, if no Revolving Loan Commitments are then outstanding, the Lenders holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Revolving Loans and Letter of Credit Obligations then outstanding; provided that the Revolving Loan Commitment of, and the portion of the Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
     “Restricted Payment” shall mean (a) any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any of its Subsidiaries) on account of any Capital Stock of the Borrower or any of its Subsidiaries (other than dividends payable solely in Capital Stock of such Person and splits thereof), (b) any payment (including any prepayment or installment payment) of principal of, or interest on, or payment into a sinking fund for the retirement of, or any defeasance of Subordinated Indebtedness of the Borrower and its Subsidiaries, or any loan advance, release or forgiveness of Indebtedness by the Borrower or any of its Subsidiaries to any partner, shareholder or Affiliate (other than to the Borrower or any of its Subsidiaries) of any such Person, (c) any management, consulting or similar fees, or any interest thereon, payable by the Borrower or any of its Subsidiaries to any of their respective Affiliates (other than such fees and interest payable to the Borrower or any of its Subsidiaries) or (d) any payment on account of the purchase, redemption, or other acquisition or retirement of any Capital Stock of the Borrower or any of its Subsidiaries, including, without limitation, any warrants or other rights or options to acquire shares of Capital Stock of the Borrower or of any of its Subsidiaries.
     “Revolving Commitment Fees” shall have the meaning assigned thereto in Section 2.4(a)(i).
     “Revolving Loan Commitment” shall mean (a) as to any Lender the several obligation of such Lender to fund its respective portion of the Revolving Loans to the Borrower in accordance with its respective Commitment Ratio and (b) as to all Lenders, the aggregate commitments of such Lenders to make Revolving Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Revolving Loan Commitment of all the Lenders as of the Agreement Date shall be $100,000,000.
     “Revolving Loan Commitment Ratio” shall mean, with respect to any Lender, the percentage equivalent of the ratio which such Lender’s portion of the Revolving Loan Commitment bears to the aggregate Revolving Loan Commitment of all Lenders (as each may be adjusted from time to time as provided herein).
     “Revolving Loan Maturity Date” shall mean the earlier to occur of (a) March 19, 2014, and (b) such date as payment of the Revolving Loans shall be due (whether by acceleration, reduction of the Revolving Loan Commitment to zero or otherwise).

     “Revolving Loan Notes” shall mean, collectively, those promissory notes issued to each of the Lenders requesting a note pursuant to Section 2.7 by the Borrower with respect to the Revolving Loan Commitment, each one substantially in the form of Exhibit E-1 attached hereto, any other promissory note issued by the Borrower to evidence the Revolving Loans pursuant to this Agreement, and any extensions, renewals or amendments to, or replacements of, the foregoing.
     “Revolving Loans” shall mean, collectively, those amounts advanced by the Lenders to the Borrower under the Revolving Loan Commitment.
     “Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.
     “Second Term Loan B Draw” shall have the meaning assigned thereto in Section 2.1.
     “Second Term Loan B Draw Funding Date” shall have the meaning assigned thereto in Section 2.1.
     “Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Lenders and (c) any counterparty to an Interest Rate Hedge Agreement that was a Lender or an Affiliate of a Lender at the time such Interest Rate Hedge Agreement was executed.
     “Security Documents” shall mean, collectively, the Collateral Agreement, the Subsidiary Guaranty, any parent guaranty, any other agreement or instrument providing for the guarantee of or Collateral for the Obligations whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto or to this Agreement, and providing the Administrative Agent, for the benefit of the Secured Parties, with Collateral for the Obligations.
     “Security Interest” shall mean, collectively, all Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, created hereunder or under any of the Security Documents to secure the Obligations.
     “Senior Subordinated Notes” shall mean the Borrower’s existing 9 1/4% Senior Subordinated Notes due 2011 issued pursuant to the Subordinated Note Indenture.
     “Series C Preferred Stock” shall mean all outstanding Capital Stock of the Borrower that is issued as “Series C Preferred Stock”.

     “Series C Preferred Stock Redemption” shall mean the redemption of all outstanding Series C Preferred Stock in accordance with the Articles of Incorporation of the Borrower and on terms and conditions reasonably satisfactory to the Borrower and the Administrative Agent, and otherwise in accordance with Applicable Law and the terms of the Series C Preferred Stock.
     “Shared Services Agreement” shall mean a shared services arrangement or other similar arrangement pursuant to which two Persons owning separate television broadcast stations agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of one television broadcast station, whether through the form of joint or cooperative buying arrangements or the performance of certain functions relating to the operation of one television broadcast station by employees of the owner and operator of the other television broadcast station, including, but not limited to, the co-location of the studio, non-managerial administrative and/or master control and technical facilities of such television broadcast station and/or the sharing of maintenance, security and other services relating to such facilities.
     “Standby Letter of Credit” shall mean a letter of credit issued to support obligations of the Borrower or its Subsidiaries incurred in the ordinary course of business, and which is not a Commercial Letter of Credit.
     “Station” shall mean, collectively (a) each of the television stations owned and operated by the Borrower and its Subsidiaries on the Agreement Date as set forth in Schedule 2 attached hereto and (b) any television station acquired after the Agreement Date by the Borrower or any of its Subsidiaries in accordance herewith.
     “Subordinated Indebtedness” shall mean, as of any date, the sum of (a) any Indebtedness of the Borrower and its Subsidiaries under the Subordinated Note Indenture or any agreements, notes, instruments or documents executed or delivered in connection therewith and (b) all other Indebtedness of the Borrower the repayment of which is subordinated in right of payment to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Lead Arranger, in each case, as of such date.
     “Subordinated Note Indenture” shall mean that certain Indenture dated as of December 15, 2001 (as supplemented by that certain Supplemental Indenture dated as of September 10, 2002) by and among the Borrower, all of its Subsidiaries and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, in respect of the Senior Subordinated Notes, as the same may be amended from time to time to the extent permitted hereunder.
     “Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding Capital Stock, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such

Person, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. “Subsidiaries” as used herein shall mean the Subsidiaries of the Borrower unless otherwise specified.
     “Subsidiary Guaranty” shall mean that certain Guaranty Agreement dated as of the date hereof, in favor of the Administrative Agent and the Secured Parties, given by the Subsidiaries of the Borrower, attached hereto as Exhibit F, as amended, restated, supplemented or otherwise modified.
     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan B” shall mean, collectively, the amounts advanced by the Lenders to the Borrower under the Term Loan B Commitment (which shall include the Initial Term Loan B Draw, the Second Term Loan B Draw and the Third Term Loan B Draw).
     “Term Loan B Commitment” shall mean (a) as to any Lender, the several obligation of such Lender to advance to the Borrower its respective portion of the Term Loan B, in accordance with its respective Commitment Ratio and (b) as to all Lenders, the aggregate commitments of such Lenders to make Term Loan B Advances. The aggregate Term Loan B Commitment of all the Lenders as of the Agreement Date shall be $925,000,000.
     “Term Loan B Maturity Date” shall mean the earlier to occur of (a) December 31, 2014 and (b) such date as payment of the Term Loan B shall be due (whether by acceleration or otherwise).
     “Term Loan B Notes” shall mean, collectively, those promissory notes issued to each of the Lenders requesting a note pursuant to Section 2.7 by the Borrower with respect to the Term Loan B Commitment, each one substantially in the form of Exhibit E-2 hereto, any other promissory note issued by the Borrower to evidence the Term Loan B pursuant to this Agreement, and any extensions, renewal, or amendments to, or replacements of, the foregoing.
     “Term Loan Commitment Fees” shall have the meaning assigned thereto in Section 2.4(a)(ii).
     “Third Term Loan B Draw” shall have the meaning assigned thereto in Section 2.1.
     “Third Term Loan B Draw Funding Date” shall have the meaning assigned thereto in Section 2.1.
     “Total Indebtedness” shall mean, as of any date, the sum of, without duplication, (a) all Indebtedness of the Borrower and its Subsidiaries for borrowed money, including, without limitation, the Loans, (b) all Capitalized Lease Obligations of the Borrower and its Subsidiaries, (c) all other Indebtedness of the Borrower or any of its Subsidiaries represented by notes or drafts representing extensions of credit on which interest is typically charged, (d) all obligations of the Borrower or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, all such obligations to which any property or asset owned by the Borrower or any of its Subsidiaries is subject, whether or not the obligation secured thereby shall have been assumed), (e) all obligations of the Borrower or any of its Subsidiaries under conditional sale or other title retention agreements relating to purchased assets, (f) all obligations of the Borrower or any of its Subsidiaries which are incurred, issued or assumed as the deferred purchase price of property or services and which are payable over a period in excess of one (1) year (excluding Programming Obligations), (g) all obligations or liabilities Guaranteed by the Borrower or any of its Subsidiaries, (h) at any time after the occurrence and during the continuance of an event of default under any Interest Rate Hedge Agreement, the aggregate amount payable by the Borrower or such Subsidiary under such agreement, and (i) all obligations of the Borrower or any of its Subsidiaries as an account party to reimburse any Person in respect of letters of credit (including, without limitation, all Letters of Credit) or bankers’ acceptances, in each case, as of such date.
     “Treasury Stock” shall mean any Capital Stock of the Borrower held by the Borrower as treasury stock.
     “United States” shall mean the United States of America.
     “Upstream Dividends” shall have the meaning ascribed thereto in Section 7.12.
     “WNDU Savings” shall mean the aggregate amount of savings realized by the Borrower in connection with the acquisition of WNDU, calculated on a pro forma basis from the date of such acquisition through December 31, 2006 assuming that such acquisition had been consummated on January 1, 2006.
          Section 1.2 Interpretation. Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. Whenever any agreement, promissory note or other instrument or document is defined in this Agreement, such definition shall be deemed to mean and include, from and after the date of any amendment, restatement, supplement, confirmation or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated, supplemented, confirmed or modified. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          Section 1.3 Cross References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other

Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.
          Section 1.4 Accounting Provisions. All accounting terms used in this Agreement which are not expressly defined herein shall have the respective meanings given to them in accordance with GAAP, all computations shall be made in accordance with GAAP, and all balance sheets and other financial statements shall be prepared in accordance with GAAP. All financial or accounting calculations or determinations required pursuant to this Agreement, unless otherwise expressly provided, shall be made on a consolidated basis for the Borrower and its Subsidiaries.
ARTICLE 2
Loans and Letters of Credit
          Section 2.1 The Loans.
          (a) Revolving Loans. The Lenders who issued a Revolving Loan Commitment agree, severally, in accordance with their respective Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement to lend to the Borrower, prior to the Revolving Loan Maturity Date, amounts not at any one time outstanding to exceed, the aggregate of the Revolving Loan Commitments of all the Lenders as then in effect less the aggregate amount of all Letter of Credit Obligations then outstanding. Subject to the terms and conditions hereof, the Borrower may from time to time (i) Convert a Base Rate Advance into a LIBOR Advance or a LIBOR Advance into a Base Rate Advance or (ii) Continue a LIBOR Advance as a LIBOR Advance.
          (b) Term Loan B. The Lenders who issued a Term Loan B Commitment agree severally, in accordance with their respective Commitment Ratios, and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower an aggregate principal amount which does not exceed in the aggregate the Term Loan B Commitment of all the Lenders. The Term Loan B shall be available in three (3) draws as requested by the Borrower in accordance with the terms of Section 2.2 (the first of such draws, the “Initial Term Loan B Draw”, the second of such draws, the “Second Term Loan B Draw”, and the third of such draws, the “Third Term Loan B Draw”); provided that (a) the Initial Term Loan B Draw shall be made in an aggregate principal amount equal to $610,000,000 on the Agreement Date, (b) the Second Term Loan B Draw may be requested by the Borrower in an aggregate principal amount of up to $275,000,000 at any time after the Agreement Date but in no event later than April 30, 2007 (the date upon which the Second Term Loan B Draw is made, the “Second Term Loan B Draw Funding Date”), (c) the Third Term Loan B Draw may be requested by the Borrower in an aggregate principal amount of up to $40,000,000 at any time after the Agreement Date but in no event later than May 31, 2007 (the date upon which the Third Term Loan B Draw is made, the “Third Term Loan B Draw Funding Date”), (d) each Lender’s Term Loan B Commitment with regard to the Second Term Loan B Draw shall terminate automatically upon the earlier of the Second Term Loan B Draw Funding Date and April 30, 2007 (regardless of (i) the failure of the Borrower to request the Second Term Loan B Draw or (ii) the failure of the Borrower to borrow the total aggregate principal amount of the Second Term Loan B Draw) and (e) each Lender’s Term Loan B Commitment with regard to the Third Term Loan B Draw shall terminate automatically upon the earlier of the Third Term Loan B Draw Funding Date and May 31, 2007 (regardless of (i) the failure of the Borrower to request the Third Term Loan B Draw or (ii) the failure of the Borrower to borrow the total aggregate principal amount of the Third Term Loan B Draw). Each of the Initial Term Loan B Draw, the Second Term Loan B Draw and the Third Term Loan B Draw shall be funded by each of the Lenders who issued a Term Loan B Commitment in a principal amount equal to such Lenders’ Commitment Ratio of the aggregate principal amount of the applicable portion of the Term Loan B. Subject to the terms and conditions hereof, the Borrower may from time to time (i) Convert from a Base Rate Advance into a LIBOR Advance or from a LIBOR Advance into a Base Rate Advance; or (ii) Continue a LIBOR Advance as a LIBOR Advance.
          (c) The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower (for itself and on behalf of its Subsidiaries) pursuant to Section 2.13; provided that no Letter of Credit shall be issued in an amount exceeding the Available Letter of Credit Commitment determined immediately prior to giving effect to the issuance thereof.
          Section 2.2 Manner of Borrowing and Disbursement.
          (a) Choice of Interest Rate, Etc. Any Advance shall, at the option of the Borrower, be made as a Base Rate Advance or a LIBOR Advance; provided, however, that at such time as there shall have occurred and be continuing a Default hereunder, the Borrower shall not have the right to receive, Convert an Advance to or Continue an Advance as a LIBOR Advance. Any notice given to the Administrative Agent in connection with a Request for Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (Charlotte, North Carolina time) on any Business Day in order for such Business Day to count toward the minimum number of Business Days required.
          (b) Base Rate Advances.
               (i) Advances; Conversion. The Borrower shall give the Administrative Agent, (A) in the case of a request for a Base Rate Advance, irrevocable telephonic notice on the date of such Advance and (B) in the case of a request to Convert a Base Rate Advance to a LIBOR Advance, at least three (3) Business Days’ irrevocable prior telephonic notice, in each case, followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.
               (ii) Repayments and Reborrowings. Subject to Section 2.1, the Borrower may repay or prepay a Base Rate Advance without regard to its Payment Date and, (A) upon irrevocable telephonic notice on the date of such repayment or prepayment, as applicable, followed immediately by a Request for Advance, reborrow all or a portion of the principal amount of any Revolving Loans previously repaid or prepaid as a Base Rate Advance, (B) upon at least three (3) Business Days’ irrevocable prior telephonic notice followed immediately by a Request for Advance, reborrow all or a portion of the principal of any Revolving Loan previously repaid or prepaid as one or more LIBOR Advances, or (C) not reborrow all or any portion of such Base Rate Advance. On the date indicated by the Borrower, such Base Rate Advance shall be so repaid and, as applicable, reborrowed. The failure to give timely notice hereunder with respect to the Payment Date of any Base Rate Advance shall be considered a request for a Base Rate Advance.
          (c) LIBOR Advances.
               (i) Advances. Upon request, the Administrative Agent, whose determination in absence of manifest error shall be conclusive, shall determine the available LIBOR Basis and shall notify the Borrower of such LIBOR Basis. The Borrower shall give the Administrative Agent in the case of LIBOR Advances at least three (3) Business Days’ irrevocable prior telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.
               (ii) Repayments; Conversion; Continuation. Subject to Section 2.1, at least three (3) Business Days prior to the Payment Date for each LIBOR Advance, the Borrower shall give the Administrative Agent telephonic notice followed immediately by a Request for Advance specifying whether all or a portion of such LIBOR Advance (A) is to be Continued in whole or in part as one or more LIBOR Advances, (B) is to be Converted in whole or in part to a Base Rate Advance, or (C) is to be repaid and not Continued or Converted. The failure to give such notice shall preclude the Borrower from Continuing such Advance as a LIBOR Advance on its Payment Date and shall be considered a request for a Conversion to a Base Rate Advance. Upon such Payment Date such LIBOR Advance will, subject to the provisions hereof, be so repaid, Continued or Converted, as applicable.
          (d) Notification of Lenders. Upon receipt of a Request for Advance, or a notice from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly, but no later than, (i) with respect to LIBOR Advances, the close of business on the day of such notice, and (ii) with respect to Base Rate Advances, 12:30 p.m. (Charlotte, North Carolina time) on the date of such notice, notify each applicable Lender (or, in the case of an Advance under the Incremental Facility Commitment, each Lender having an Incremental Facility Commitment) by telephone or telecopy of the contents thereof and the amount of such Lender’s portion of the Advance. With respect to each Request for Advance, each applicable Lender (or, in the case of an Advance under the Incremental Facility Commitment, each Lender having an Incremental Facility Commitment) shall, not later than 2:00 p.m. (Charlotte, North Carolina time) on the date of borrowing specified in such Request for Advance, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of its portion of any Advance which represents an additional borrowing hereunder in immediately available funds.

          (e) Disbursement.
               (i) Prior to 3:00 p.m. (Charlotte, North Carolina time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 3, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the Borrower’s instructions or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent and identified in the most recent Notice of Account Designation received from the Borrower.
               (ii) Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 p.m. (Charlotte, North Carolina time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent the Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.
               (iii) If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, with interest at the Federal Funds Rate, without prejudice to Borrower’s claims against such Lender. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.
          Section 2.3 Interest.
          (a) On Base Rate Advances. Interest on each Base Rate Advance based on the rate of interest quoted by the Administrative Agent as its “prime rate” or “base rate” shall be computed on the basis of a 365/366-day year for the actual number of days elapsed. Interest on each Base Rate Advance based on the Federal Funds Rate shall be computed on the basis of a 360-day year for the actual number of days elapsed. All Base Rate Advances shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date.

          (b) On LIBOR Advances. Interest on each LIBOR Advance and all fees payable hereunder shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the LIBOR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a LIBOR Advance exceeds three (3) months, interest on such LIBOR Advance shall also be due and payable in arrears on every three-month anniversary of the beginning of such Interest Period. Interest on LIBOR Advances then outstanding shall also be due and payable on the Maturity Date.
          (c) Interest if No Notice of Selection of Interest Rate Basis. If the Borrower fails to give the Administrative Agent timely notice of its selection of a LIBOR Basis, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded, the Base Rate Basis shall apply to such Advance.
          (d) Interest Upon Default. Subject to Section 11.3, (i) automatically upon the occurrence and during the continuation of any Event of Default under Section 8.1(b), (g) or (h), or (ii) at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default not described in (i) above, (A) the Borrower shall no longer have the option to request, Convert any Advance to, or continue an Advance as, a LIBOR Advance or request Letters of Credit, (B) all outstanding LIBOR Advances shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Advances until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Advances and (C) all outstanding Base Rate Advances and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Advances or such other Obligations arising hereunder or under any other Loan Document. Such interest shall be payable on demand by the Required Lenders and shall accrue until the earlier of (x) waiver or cure of the applicable Event of Default, (y) agreement by the Required Lenders to rescind the charging of interest at the Default Rate or (z) payment in full of the Obligations. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
          (e) LIBOR Contracts. At no time may the number of outstanding LIBOR Advances hereunder exceed eight (8) in the aggregate.
          (f) Applicable Margin.
               (i) Revolving Loans. Until the third (3rd) Business Day after the financial statements referred to in Section 6.1 and the Performance Certificate referred to in Section 6.3 are furnished to the Administrative Agent for the fiscal quarter ending June 30, 2007, the Applicable Margin with respect to any Advance under the Revolving Loan Commitment shall be 1.500% for LIBOR Advances and 0.250% for Base Rate Advances. Thereafter, the Applicable Margin shall be determined by the Administrative Agent with respect to any Advance under the Revolving Loan Commitment based upon the Leverage Ratio as of the end of the fiscal quarter most recently ended, effective as of the third (3rd) Business Day after the financial statements referred to in Section 6.1 or 6.2, as the case may be, and the Performance Certificate referred to in Section 6.3 are furnished to the Administrative Agent for such fiscal quarter, as follows:

		Applicable Margin	Applicable Margin for
Level	Leverage Ratio	for LIBOR Advances	Base Rate Advances
I	Greater than or equal to 7.50 to 1.00	1.500%	0.250%

II	Greater than or equal to 6.50 to 1.00 but less than 7.50 to 1.00	1.375%	0.125%

III	Greater than or equal to 6.00 to 1.00 but less than 6.50 to 1.00	1.250%	0.000%

IV	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	1.000%	0.000%

V	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	0.750%	0.000%

VI	Less than 5.00 to 1.00	0.625%	0.000%
     Notwithstanding the foregoing, (A) if the Borrower shall fail to timely deliver to the Administrative Agent the financial statements and Performance Certificate required for the calculation of the Leverage Ratio for any fiscal quarter, then commencing with the Business Day after the date such financial statements and Performance Certificate were due and continuing through the third (3rd) Business Day following the date of delivery thereof, the Leverage Ratio for such period shall be conclusively presumed to be, and the Applicable Margin shall be calculated based upon, the highest Leverage Ratio level listed in the table set forth above, and (B) in the event that any financial statement or any Performance Certificate delivered pursuant to Section 6.3 is shown to be inaccurate (regardless of whether this Agreement is in effect, the Revolving Loan Commitments are in effect, or any Loan or Letter of Credit is outstanding when such inaccuracy is discovered or such financial statement or Performance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected Performance Certificate for such period, (y) the Applicable Margin shall be determined based upon the corrected Performance Certificate, and (z) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such period, which payment shall be promptly applied by the Administrative Agent in accordance with Sections 2.8 and 2.10. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.3(d) and 8.2.

               (ii) Term Loan B. The Applicable Margin with respect to any Advance under the Term Loan B Commitment shall be 1.500% for all LIBOR Advances and 0.250% for all Base Rate Advances.
          Section 2.4 Fees
          (a) Commitment Fees.
               (i) Revolving Loan Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders with a Revolving Loan Commitment, in accordance with such Lender’s respective Commitment Ratio for the Revolving Loan Commitment, commitment fees (“Revolving Commitment Fees”) on the Available Revolving Loan Commitment for each day from the Agreement Date through the Revolving Loan Maturity Date. Until the third (3rd) Business Day after the financial statements referred to in Section 6.1, and the Performance Certificate referred to in Section 6.3 are furnished to the Administrative Agent for the fiscal quarter ending June 30, 2007, such Revolving Commitment Fees shall be in an amount equal to the product of (i) the Available Revolving Loan Commitment times (ii) 0.500% from the Agreement Date and shall remain at that level. Thereafter, such Revolving Commitment Fees shall be determined by the Administrative Agent based upon the Leverage Ratio as of the end of the fiscal quarter most recently ended, effective as of the third (3rd) Business Day after the financial statements referred to in Section 6.1 or 6.2, as the case may be, and the Performance Certificate referred to in Section 6.3 are furnished to the Administrative Agent for such fiscal quarter, as follows:

		Revolving Commitment Fees -
Level	Leverage Ratio	Percentage
I	Greater than or equal to 7.50 to 1.00	0.500%

II	Greater than or equal to 6.50 to 1.00 but less than 7.50 to 1.00	0.375%

III	Greater than or equal to 6.00 to 1.00 but less than 6.50 to 1.00	0.375%

IV	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	0.300%

V	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	0.250%

VI	Less than 5.00 to 1.00	0.200%
     Notwithstanding the foregoing, (A) if the Borrower shall fail to timely deliver to the Administrative Agent the financial statements and Performance Certificate required for the calculation of the Leverage Ratio for any fiscal quarter, then commencing with the Business Day after the date such financial statements and Performance Certificate were due and continuing through the third (3rd) Business Day following the date of delivery thereof, the Leverage Ratio for such period shall be conclusively presumed to be, and the Revolving Commitment Fees shall be calculated based upon, the highest Leverage Ratio level listed in the table set forth above, and (B) in the event that any financial statement or any Performance Certificate delivered pursuant to Section 6.3 is shown to be inaccurate (regardless of whether this Agreement is in effect or the Revolving Loan Commitments are in effect), and such inaccuracy, if corrected, would have led to the application of a higher Revolving Commitment Fee percentage for any period than the Revolving Commitment Fee percentage applied for such period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected Performance Certificate for such period, (y) the Revolving Commitment Fees shall be determined based on the corrected Performance Certificate and (z) the Borrower shall immediately pay to the Administrative Agent the additional amount of the Revolving Commitment Fees owing as a result of such increased Revolving Commitment Fee percentage for such period, which payment shall be promptly applied by the Administrative Agent in accordance with Sections 2.8 and 2.10. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.3(d) and 8.2.
               (ii) Term Loan Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders with a Term Loan B Commitment, in accordance with such Lender’s respective Commitment Ratio for the Term Loan B Commitment, a commitment fee (“Term Loan Commitment Fees” and, together with the Revolving Commitment Fees, the “Commitment Fees”) on the Available Term Loan B Commitment for each day from the Agreement Date through the earlier of (A) the Third Term Loan B Draw Funding Date and (B) May 31, 2007, in an amount equal to the product of (i) the Available Term Loan B Commitment times (ii) 0.500%.
          (b) Calculation and Payment of Commitment Fees. The Commitment Fees shall be computed on the basis of a year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last Business Day of each fiscal quarter commencing March 31, 2007, and shall be fully earned when due and non-refundable when paid. A final payment of all Commitment Fees then payable shall also be due and payable on (i) the Revolving Loan Maturity Date in the case of the Revolving Commitment Fees or (ii) the earlier of (x) the Third Term Loan B Draw Funding Date or (y) May 31, 2007 in the case of the Term Loan Commitment Fees.
          (c) Letter of Credit Fees. The Letters of Credit shall be issued for a fee equal to the Applicable Margin for LIBOR Advances for Revolving Loans on a per annum basis as in effect as of the date of issuance times the face amount of each Letter of Credit, payable quarterly in arrears. The fee shall be payable to the Administrative Agent for the benefit of the Lenders who issued a Revolving Loan Commitment in accordance with their Commitment Ratios. If any Letter of Credit is drawn upon prior to its expiration date, the Lenders shall reimburse to the Borrower that portion of the fee allocable to the period from the date of the draw to the expiration date, calculated in accordance with the Issuing Bank’s standard letter of credit procedures. In addition, the Borrower shall pay to the Issuing Bank for its own account (i) a fronting fee in an amount equal to 0.125% on a per annum basis times the face amount of each Letter of Credit, payable quarterly in arrears and (ii) its standard charges for the issuance, transfer or other administration of letters of credit and for draws upon letters of credit.

          (d) Other Fees. The Borrower shall pay such other fees as are set forth in any fee letter executed by the Borrower in connection with this Agreement.
          Section 2.5 Voluntary Commitment Reductions. The Borrower shall have the right, at any time and from time to time after the Agreement Date, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment, on a pro rata basis among the Lenders, provided, however, that any such partial reduction shall be made in an amount not less than $5,000,000 and in integral multiples of not less than $1,000,000. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall pay to the Administrative Agent for the Lenders the amount necessary to reduce the principal amount of the Revolving Loans then outstanding to not more than the amount of the Revolving Loan Commitment, as so reduced, together with accrued interest on the amount so prepaid and Revolving Commitment Fees accrued through the date of the reduction with respect to the amount reduced.
          Section 2.6 Prepayments and Repayments
          (a) Prepayments. The principal amount of any Base Rate Advance may be prepaid in full or ratably in part at any time without penalty and without regard to the Payment Date for such Advance upon written notice, or telephonic notice followed immediately by written notice, to the Administrative Agent on the date of such prepayment; provided, however, that the Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent. LIBOR Advances may be prepaid prior to the applicable Payment Date, upon three (3) Business Days’ prior written notice, or telephonic notice followed immediately by written notice, to the Administrative Agent; provided, however, that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand by the applicable Lender or the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by any Lender or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9; provided further, however, that the Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent. Any partial prepayment hereunder shall be in amounts of not less than $500,000 and in integral multiples of $250,000. Revolving Loans prepaid pursuant to this Section 2.6(a) may be reborrowed, subject to the terms and conditions hereof. Any Term Loan B or Incremental Facility Loan, as applicable, prepaid pursuant to this Section 2.6(a) may not be reborrowed. Amounts prepaid shall be paid together with accrued interest on the amount so prepaid accrued through the date of such prepayment.
                    (b) Repayments. The Borrower shall repay the Loans as follows:
                         (i)  Scheduled Repayments.
                              (A) Term Loan B. Commencing on March 31, 2008, the principal balance of the Term Loan B outstanding on March 30, 2008 shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter ending during the periods set forth below until paid in full in such amounts as follows:

Principal of the Term Loan B
Repayment Dates	outstanding on March 30, 2008
March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008	0.25%

March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009	0.25%

March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010	0.25%

March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011	0.25%

March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012	0.25%

March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013	0.25%

March 31, 2014, June 30, 2014, September 30, 2014	0.25%

Term Loan B Maturity Date	93.25%
               (ii) Revolving Loans in Excess of Revolving Loan Commitment. If, at any time, the sum of the aggregate amount of the Revolving Loans and Letter of Credit Obligations outstanding shall exceed the Revolving Loan Commitment, the Borrower shall make a repayment of the principal amount of the Revolving Loans on such date in an aggregate amount equal to such excess, together with any accrued interest with respect thereto.
               (iii) Repayments From Net Proceeds of Asset Sales or Insurance or Condemnation Proceedings. Within three (3) Business Days following the date of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds (Asset Sales) (other than in connection with Asset Sales permitted under Section 7.4(a)(i)), the Loans shall be automatically and permanently prepaid in an amount equal to, in the aggregate, one-hundred percent (100%) of any Net Proceeds (Asset Sales); provided, however, that no prepayment under this Section 2.6(b)(iii) shall occur if such Net Proceeds (Asset Sales) (A) are from an Asset Sale and are reinvested in a Permitted Business, or other assets directly related thereto within the succeeding two hundred seventy (270) day period or (B) are from an insurance or condemnation proceeding and are reinvested in any Permitted Business or other assets directly related thereto within the succeeding two hundred seventy (270) day period; and provided further, that so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower and its Subsidiaries are and will be in pro forma compliance with Section 7.8, both before and after giving effect to such Asset Sales, no prepayment shall be required on the first $30,000,000 of Net Proceeds (Asset Sales) during the term of this Agreement that are not reinvested pursuant to clause (A) or (B), as applicable. Repayments under this Section 2.6(b)(iii) shall be applied first, pro rata, to the principal of the Term Loan B and, if applicable, the Incremental Facility Loans (applied to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loan B and, if applicable, the Incremental Facility Loans) and, second to the outstanding principal amount of the Revolving Loans. Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(iii) to the date of such repayment (together with any additional amount owing under Section 2.9) will be paid by the Borrower concurrently with such principal repayment.
               (iv) Excess Cash Flow. On or prior to April 15, 2009, and on or prior to each April 15 thereafter during the term of this Agreement, the Loans shall be repaid in the following applicable amounts:
          (A) if the Leverage Ratio as of the end of the fiscal year ended on the immediately preceding December 31 is equal to or greater than 7.00 to 1.00, an amount equal to the sum of (1) forty percent (40%) of Excess Cash Flow for such fiscal year minus (2) $25,000,000; and
          (B) if the Leverage Ratio as of the end of the fiscal year ended on the immediately preceding December 31 is equal to or greater than 6.50 to 1.00 but less than 7.00 to 1.00, an amount equal to the sum of (1) twenty percent (25%) of Excess Cash Flow for such fiscal year minus (2) $25,000,000;
          provided, that, if the Leverage Ratio as of the end of the fiscal year ended on the immediately preceding December 31 is less than 6.50 to 1.00, no prepayment shall be required with respect to the Excess Cash Flow for such fiscal year.
          Repayments under this Section 2.6(b)(iv) shall be applied first, pro rata, to the principal of the Term Loan B and, if applicable, the Incremental Facility Loans (applied to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loan B and, if applicable, the Incremental Facility Loans) and, second, to the outstanding principal amount of the Revolving Loans. Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(iv) to the date of such repayment (together with any additional amount owing under Section 2.9) will be paid by the Borrower concurrently with such principal repayment.
               (v) Issuance of Indebtedness. Within three (3) Business Days following the date of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds (Indebtedness) arising from the issuance of Indebtedness issued by the Borrower or any of its Subsidiaries after the Agreement Date (excluding Indebtedness permitted under any subsection of Section 7.1 other than (x) Indebtedness incurred pursuant to subsection (c) of Section 7.1, and (y) any Permitted Secured Indebtedness), the Loans shall be repaid in an amount equal to one hundred percent (100%) of the Net Proceeds (Indebtedness) related thereto; provided, however, that no prepayment under this Section 2.6(b)(v) shall occur if such Net Proceeds (Indebtedness):
     (A) (1) are from the incurrence of Subordinated Indebtedness issued either to: (I) pay all or a portion of the purchase price in connection with an Acquisition or to consummate an Investment, in each case as permitted pursuant to Section 7.6 or (II)

refinance, renew, replace or extend any Subordinated Indebtedness, in each case as permitted pursuant to Section 7.1(c)(i) and (2) the Borrower has complied with the requirements of subsection (c) of Section 7.1 or
     (B) (1) are from the incurrence of Permitted Secured Indebtedness issued either to (I) pay all or a portion of the purchase price in connection with an Acquisition permitted pursuant to subsection (c) of Section 7.6 or (II) refinance, renew, replace or extend any Permitted Secured Indebtedness in accordance with clause (b) of the definition of “Permitted Secured Indebtedness”.
          Repayments under this Section 2.6(b)(v) shall be applied first, pro rata, to the principal of the Term Loan B and, if applicable, the Incremental Facility Loans (applied to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loan B and, if applicable, the Incremental Facility Loans) and, second to the outstanding principal amount of the Revolving Loans. Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(v) to the date of such repayment (together with any additional amount owing under Section 2.9) will be paid by the Borrower concurrently with such principal repayment.
               (vi) Notice; Refusal of Prepayments. Within two (2) Business Days following the occurrence of any mandatory prepayment event under Section 2.6(b)(iii) through and including (v) above, the Borrower shall notify the Administrative Agent (in writing or by telephone followed immediately by written notice) and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Notwithstanding the terms of Section 2.6(b)(iv) and (v) above to the contrary, upon the occurrence of any mandatory prepayment event described therein and to the extent any principal of Loans under any Incremental Non-Institutional Facility remain outstanding, each Lender holding the Term Loan B shall have the right, upon written notice to the Administrative Agent, to refuse its pro rata share of any such mandatory prepayment, at which time such refused amount shall be applied pro rata to, if applicable, the principal of such Loans under each Incremental Non-Institutional Facility (applied to reduce, on a pro rata basis, the remaining scheduled principal installments of, if applicable, Loans under each Incremental Non-Institutional Facility). Any Lender holding the Term Loan B which has not notified the Administrative Agent in writing of its election to refuse such mandatory prepayment within two (2) Business Days following notice from the Administrative Agent of such mandatory prepayment event shall be deemed to have waived its right to refuse such mandatory prepayment.
               (vii) Revolving Loan Maturity Date. In addition to the foregoing, a final payment of all Revolving Loans, together with accrued interest and fees with respect thereto, shall be due and payable on the Revolving Loan Maturity Date.
               (viii) Term Loan B Maturity Date. In addition to the foregoing, a final payment of the Term Loan B, together with accrued interest and fees with respect thereto, shall be due and payable on the Term Loan B Maturity Date.

               (ix) Incremental Facility Maturity Date. If applicable, each Incremental Facility Loan, together with accrued interest and fees with respect thereto, shall be due and payable on the applicable Incremental Facility Maturity Date.
          (c) Term Loans. Any Term Loan B or Incremental Facility Loan, as applicable, repaid pursuant to Section 2.6(b) may not be reborrowed.
          (d) Interest Rate Hedge Agreements. No repayment or prepayment pursuant to this Section 2.6 shall affect any of the Borrower’s obligations under any Interest Rate Hedge Agreement.
          Section 2.7 Evidence of Indebtedness; Loan Accounts.
          (a) Extensions of Credit. The Loans made by each Lender and the Letters of Credit issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent, the Issuing Bank and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower or the amounts of Letters of Credit issued by the Issuing Bank for the account of the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or the Issuing Bank and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Loan Note or Term Note B and/or Incremental Facility Note, as applicable, which shall evidence such Lender’s Revolving Loans, Term Loan B and/or Incremental Facility Loan, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
          (b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          Section 2.8 Manner of Payment.
          (a) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, Commitment Fees and any other amount owed to the Lenders or the Administrative Agent or any of them under this Agreement or the Notes shall be made not later than 1:00 p.m. (Charlotte, North Carolina time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the

account of the Lenders or the Administrative Agent, as the case may be, in Dollars in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (Charlotte, North Carolina time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 1:00 p.m. (Charlotte, North Carolina time) on any Business Day shall be deemed to constitute receipt by such Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly, but no later than the close of business on the date such payment is deemed received, thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly. In the event that the Administrative Agent shall fail to make distribution to any Lender as required under this Section 2.8, the Administrative Agent agrees to pay such Lender interest from the date such payment was due until paid at the Federal Funds Rate.
          (b) The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever.
          (c) Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.
          Section 2.9 Reimbursement.
          (a) Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (i) failure by the Borrower to borrow, Continue or Convert any LIBOR Advance after having given notice of its intention to borrow, Continue or Convert such Advance in accordance with Section 2.2 (whether by reason of the Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 or for any other reason other than the failure of such Lender to fund its portion of such Advance), or (ii) prepayment (or failure to prepay after giving notice thereof) of any LIBOR Advance in whole or in part for any reason, the Borrower agrees to pay to such Lender, upon the earlier of such Lender’s demand or the Maturity Date, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct absent manifest error.
          (b) Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, and will be payable whether the Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Obligations.

          Section 2.10 Pro Rata Treatment.
          (a) Advances. Each Advance under the Revolving Loan Commitment and, if applicable, the Delayed Term Loan B Draws or the Incremental Facility Commitments, from the Lenders hereunder made on or after the Agreement Date, shall be made pro rata on the basis of the respective Commitment Ratios of the Lenders. On the Agreement Date, each Advance from the Lenders under the Initial Term Loan B Draw shall be made pro rata on the basis of the respective Commitment Ratios of the Lenders.
          (b) Payments. Each payment and prepayment of principal of the Loans, and, except as provided in each of Section 2.2(e) and Article 10, each payment of interest on the Loans, shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding immediately prior to such payment or prepayment.
          (c) Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.9, 2.12, 5.11, 10.3 and 11.2) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that
                    (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
                    (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
     The Borrower and each Subsidiary consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and each Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower and each Subsidiary in the amount of such participation.
          Section 2.11 Capital Adequacy. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the

Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered. Notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender or Issuing Bank for any amount under this subsection arising or occurring during (i) in the case of each such request for compensation, any time or period commencing not more than ninety (90) days prior to the date on which such Lender or Issuing Bank submits such request and (ii) any other time or period during which, because of the unannounced retroactive application of such law, regulation, interpretation, request or directive, such Lender or Issuing Bank could not reasonably have known that the resulting reduction in return might arise.
          Section 2.12 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
          (b) Payments of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on

its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
                    (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
                    (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
                    (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
                    (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

          (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the obligations of the Borrower contained in this Section and arising in respect of events occurring prior to payment in full of the Obligations and the termination of the Commitments shall survive such payment and such termination.
          Section 2.13 Letters of Credit.
          (a) Subject to the terms and conditions hereof, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.13(d), hereby agrees to issue one or more Letters of Credit in a face amount not to exceed the Available Letter of Credit Commitment determined immediately prior to giving effect to the issuance thereof; provided, however, that the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 3.4 have been satisfied, and shall have no obligation to issue any Letter of Credit if any Default then exists or would be caused thereby or if, after giving effect to such issuance, the Available Revolving Loan Commitment or the Available Letter of Credit Commitment would be less than zero; and provided further, however, that at no time shall the total Letter of Credit Obligations outstanding hereunder exceed $50,000,000. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the fifth (5th) Business Day prior to the Revolving Loan Maturity Date or (B) one (1) year after its date of issuance (but may contain provisions for automatic renewal; provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal). Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), or the International Chamber of Commerce Publication No. 500, as applicable, and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law. If a Letter of Credit provides that it is automatically renewable unless notice is given by the Issuing Bank that it will not be renewed, the Issuing Bank shall not be bound to give a notice of non-renewal unless directed to do so by the Required Lenders at least sixty-five (65) days prior to the then scheduled expiration date of such Letter of Credit. The Existing Letters of Credit shall be deemed to be Letters of Credit issued and outstanding under this Agreement on and after the Agreement Date.
          (b) The Borrower may from time to time request the issuance of, and be provided with by the Issuing Bank, Letters of Credit. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon (Charlotte, North Carolina time) on the fifth (5th) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 3.5, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof. The Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.
          (c) At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower and each Lender with a Revolving Loan Commitment, by telephone or telecopy, of the amount of the draw and, in the case of each Lender with a Revolving Loan Commitment, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Loan Commitment Ratio.
          (d) The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under a Letter of Credit issued at the Borrower’s request. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders having a Revolving Loan Commitment, and such Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Section 3.5 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit prior to the occurrence of an event described in Sections 8.1(g) or (h), to make an Advance (which Advance may be a LIBOR Advance if the Borrower so requests in a timely manner or may be Converted to a LIBOR Advance as provided in this Agreement) to the Borrower on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender having a Revolving Loan Commitment shall pay its share of such Advance by paying its portion of such Advance to the Administrative Agent in accordance with Article 2 and its Revolving Loan Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default (other than with respect to an event described in Sections 8.1 (g) or (h)) then exists or would be caused thereby. If at any time that any Letters of Credit are outstanding, any of the events described in Sections 8.1 (g) or (h) shall have occurred and be continuing, then each Lender having a Revolving Loan Commitment shall, automatically upon the occurrence of any such event and without any action on the part of the Issuing Bank, the Borrower, the Administrative Agent or such Lender, be deemed to have purchased an undivided participation in the face amount of all Letters of Credit then outstanding in an amount equal to such Lender’s Revolving Loan Commitment Ratio of such Letters of Credit, and each Lender having a Revolving Loan Commitment shall, notwithstanding such Default or Event of Default, upon a drawing under any Letter of Credit, immediately pay to the Administrative Agent for the account of the Issuing Bank, in immediately available funds, the amount of such Lender’s participation in such drawn amount (and the Issuing Bank shall deliver to such Lender a loan participation certificate dated the date of the occurrence of such event and in the amount of such Lender’s Revolving Loan Commitment Ratio). The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.13(d) shall be subject to the terms and conditions of Article 2. The obligation of each Lender having a Revolving Loan Commitment to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.13 shall be absolute and unconditional and no such Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason. The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders having a Revolving Loan Commitment to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, at the Federal Funds Rate.
          (e) The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of the Issuing Bank, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Lenders for Advances made to reimburse the Issuing Bank for draws under the Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:
               (i) any lack of validity or enforceability of any Loan Document;
               (ii) any amendment or waiver of or consent to any departure from any or all of the Loan Documents;
               (iii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;
               (iv) the existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting) or any Lender (other than the defense of payment to such Lender in accordance with the terms of this

Agreement) or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement or any other Loan Document, or any unrelated transaction;
               (v) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
               (vi) the insolvency of any Person issuing any documents in connection with any Letter of Credit;
               (vii) any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit, provided that the same shall not have resulted from the gross negligence or willful misconduct of the Issuing Bank;
               (viii) any irregularity in the transaction with respect to which any Letter of Credit is issued, including, without limitation, any fraud by the beneficiary or any transferee of such Letter of Credit, provided that the same shall not be the result of the gross negligence or willful misconduct of the Issuing Bank;
               (ix) any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code, provided that the same shall not be the result of the gross negligence or willful misconduct of the Issuing Bank;
               (x) any act, error, neglect, default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank, provided that the same shall not have constituted gross negligence or willful misconduct of the Issuing Bank;
               (xi) any other circumstances arising from causes beyond the control of the Issuing Bank;
               (xii) payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank; and
               (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct of the Issuing Bank.
          (f) Each Lender having a Revolving Loan Commitment shall be responsible for its pro rata share (based on such Lender’s Revolving Loan Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including, without limitation, reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any guarantor’s obligations to reimburse or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within ten (10) days after demand for payment by the Issuing Bank, each Lender having a Revolving Loan Commitment shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Loan Commitment Ratio) of such expenses within five (5) days from the date of the Issuing Bank’s notice to the Lenders having a Revolving Loan Commitment of the Borrower’s failure to pay; provided, however, that if the Borrower or any guarantor shall thereafter pay such expense, the Issuing Bank will repay to each Lender having a Revolving Loan Commitment Ratio the amounts received from such Lender hereunder.
          (g) The Borrower agrees that each Advance by the Lenders having a Revolving Loan Commitment to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be an Advance under the Revolving Loan Commitment to the Borrower and shall be payable and bear interest in accordance with all other Revolving Loans to the Borrower.
          Section 2.14 Incremental Facility Loans.
          (a) Subject to the terms and conditions of this Agreement, the Borrower may request Incremental Facility Commitments; provided, that (i) the Borrower may not request any Incremental Facility Commitment or any Incremental Facility Advance after the occurrence and during the continuance of a Default, including, without limitation, any Default that would result after giving effect to any Incremental Facility Advance; (ii) the total number of Incremental Facility Commitments requested pursuant to this Section, together with all Optional Increases requested pursuant to Section 2.15, shall not exceed ten (10) during the term of this Agreement (although such commitments or increases may be from more than one Lender); (iii) each Incremental Facility Commitment shall be in a minimum principal amount of $25,000,000, or if less, the remaining principal amount permitted pursuant to this Section 2.14 after giving effect to any prior Incremental Facility Commitments or Incremental Facility Loans made under this Section and any prior Optional Increases under Section 2.15 and (iv) the sum of the principal amounts of (A) all aggregate Incremental Facility Loans plus (B) all aggregate Incremental Facility Commitments plus (C) all aggregate Optional Increases shall be in an aggregate principal amount of no more than $600,000,000.
          (b) Subject to subsection (f) below, each Incremental Facility Maturity Date shall be a date mutually agreed by the Borrower and the Administrative Agent and specified in the applicable Notice of Incremental Facility Commitment; provided that no Incremental Facility Maturity Date shall be prior to the Revolving Loan Maturity Date. No Incremental Facility Commitment shall contain any representations, warranties or covenants more restrictive than those set forth herein.
          (c) Each Lender may, but shall not be obligated to, participate in any Incremental Facility Commitment and the decision of any Lender to make an Incremental Facility Commitment to the Borrower shall be at such Lender’s sole discretion and shall be made in writing. The Borrower may, at its own expense, solicit Incremental Facility Commitments from third party financial institutions reasonably acceptable to the Administrative Agent. Any such financial institution (if not already a Lender hereunder) shall become a party to this Agreement as a Lender, pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
          (d) Prior to the effectiveness of the Incremental Facility Commitment, the Borrower shall (i) deliver to the Administrative Agent and the Lenders a Notice of Incremental Facility Commitment in substantially the form of Exhibit I attached hereto; and (ii) provide revised projections to the Administrative Agent and the Lenders, which shall be in form and substance reasonably satisfactory to the Administrative Agent and which shall demonstrate the Borrower’s ability to timely repay such Incremental Facility Commitment and any Incremental Facility Loans thereunder and to comply with the covenant contained in Section 7.8.
          (e) Incremental Facility Loans shall be term loans which bear interest at the Base Rate or LIBOR, in each case, plus an interest rate margin as agreed upon between the Borrower and the Lenders holding such Incremental Facility Commitments. At the option of the Borrower, Incremental Facility Loans may:
               (i) either:
          (A) rank pari passu with the Loans and other Obligations outstanding hereunder immediately prior to incurrence of such Incremental Facility Loans, including without limitation, for the purposes of Sections 2.8, 2.10 and 8.3 and with respect to Collateral securing such Loans and other Obligations (in which case the Incremental Facility Loans shall be governed by this Agreement and the other Loan Documents) or
          (B) be secured by a second priority Lien on the Collateral securing the Loans and other Obligations outstanding hereunder immediately prior to incurrence of such Incremental Facility Loans, subject to a customary intercreditor agreement and such additional Loan Documents, in each case, as are reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent; and
               (ii) be structured as either;
          (A) an Incremental Institutional Facility; or
          (B) an Incremental Non-Institutional Facility, provided, that notwithstanding anything to the contrary in this Agreement or any other Loan Document, the sum of (x) the aggregate principal amount of each Incremental Non-Institutional Facility requested pursuant to this Section plus (y) the aggregate principal amount of all prior or simultaneous Optional Increases requested pursuant to Section 2.15 shall not at any time exceed $200,000,000.
     Subject to Section 2.14(b), Incremental Facility Loans shall be repaid as agreed to by the Borrower and each Lender making such Incremental Facility Loans.

          (f) Incremental Facility Advances shall be requested by the Borrower pursuant to a request (which shall be in substantially the form of a Request for Advance) delivered in the same manner as a Request for Advance, but shall be funded pro rata only by those Lenders holding the Incremental Facility Commitment.
          Section 2.15 Increases to the Revolving Loan Commitment.
     (a) Subject to the terms and conditions of this Agreement, the Borrower may request increases to the Revolving Loan Commitment (each such request, an “Optional Increase”); provided that (i) the Borrower may not request any increase to the Revolving Loan Commitment after the occurrence and during the continuance of a Default, including, without limitation, any Default that would result after giving effect to any Optional Increase; (ii) the total number of Optional Increases requested pursuant to this Section, together with all Incremental Facility Commitments requested pursuant to Section 2.14, shall not exceed ten (10) during the term of this Agreement (although such Optional Increases may be from more than one Lender); (iii) each Optional Increase shall be in a minimum principal amount of $25,000,000, or if less, the remaining principal amount permitted pursuant to this Section 2.15 after giving effect to any prior Optional Increases made under this Section and any prior Incremental Facility Commitments or Incremental Facility Loans under Section 2.14; (iv) the sum of the principal amounts of (A) all aggregate Incremental Facility Loans plus (B) all aggregate Incremental Facility Commitments plus (C) all aggregate Optional Increases shall be in an aggregate principal amount of no more than $600,000,000 and (v) the sum of (x) the aggregate principal amount of each Incremental Non-Institutional Facility requested pursuant to Section 2.14 plus (y) the aggregate principal amount of all prior or simultaneous Optional Increases requested pursuant to this Section shall not at any time exceed $200,000,000.
     (b) Each Lender may, but shall not be obligated to, participate in any Optional Increase, and the decision of any Lender to commit to an Optional Increase shall be at such Lender’s sole discretion and shall be made in writing. The Borrower may, at its own expense, solicit additional Revolving Loan Commitments from third party financial institutions reasonably acceptable to the Administrative Agent. Any such financial institution (if not already a Lender hereunder) shall become a party to this Agreement as a Lender, pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
     (c) Prior to the effectiveness of any Optional Increase, the Borrower shall (i) deliver to the Administrative Agent and the Lenders a Notice of Revolving Increase in the form of Exhibit J and (ii) provide revised projections to the Administrative Agent and the Lenders, which shall be in form and substance reasonably satisfactory to the Administrative Agent and which shall demonstrate the Borrower’s ability to timely repay such Optional Increase and any Revolving Loans made thereunder and to comply with the covenant contained in Section 7.8.
     (d) Each Optional Increase and all Revolving Loans made in connection with such Optional Increase (i) shall be subject to the terms applicable to the Revolving Loan Commitment and Revolving Loans in this Agreement (including, without limitation, the terms applicable to pricing and maturity pursuant to Section 2.6(b)); (ii) shall for all purposes be Loans and

Obligations hereunder and under the Loan Documents; (iii) shall if requested by the applicable Lender be represented by a replacement Revolving Loan Note which shall be exchanged for the Revolving Loan Note of any Lender committing to an increase in the Revolving Loan Commitment; and (iv) shall rank pari passu with the other Loans for purposes of Sections 2.8, 2.10 and 8.3.
     (e) The outstanding Revolving Loans, Revolving Loan Commitment Ratios and each Lender’s share of the Letter of Credit Obligations will be reallocated by the Administrative Agent on the effective date of any Optional Increase among the Lenders in accordance with their revised Revolving Loan Commitment Ratios.
ARTICLE 3
Conditions Precedent
          Section 3.1 Conditions Precedent to Effectiveness of Agreement. The obligation of the Lenders to undertake the Commitments and the effectiveness of this Agreement are subject to the prior or contemporaneous fulfillment of each of the following conditions:
          (a) The Administrative Agent and the Lenders shall have received each of the following:
               (i) this Agreement duly executed;
               (ii) duly executed Notes in favor of each Lender requesting a Note;
               (iii) duly executed Security Documents;
               (iv) the loan certificate of the Borrower dated as of the Agreement Date, in substantially the form attached hereto as Exhibit G-1, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with the following items: (A) a true, complete and correct copy of the Articles of Incorporation of the Borrower as in effect on the Agreement Date, (B) a true, complete and correct copy of the By-laws of the Borrower as in effect on the Agreement Date, (C) certificates of good standing for the Borrower issued by the Secretary of State or similar state official for the state of incorporation of the Borrower and, to the extent requested by the Administrative Agent, for each state in which the Borrower is required to qualify to do business, (D) a true, complete and correct copy of the corporate resolutions of the Borrower authorizing the Borrower to execute, deliver and perform this Agreement and the other Loan Documents and (E) a true, complete and correct copy of any shareholders’ agreements or voting agreements in effect with respect to the Capital Stock of the Borrower;
               (v) a loan certificate of each Subsidiary of the Borrower (including all License Subs existing as of the Agreement Date) dated as of the Agreement Date, in substantially the form attached hereto as Exhibit G-2, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with the following items: (A) a true, complete and correct copy of the Articles or Certificate of Incorporation or Formation (or the equivalent) of such Person as in effect on the Agreement Date, (B) a true, complete and correct copy of the By-laws or Operating Agreement (or the equivalent) of such Person as in effect on the Agreement Date, (C) certificates of good standing for such Person issued by the Secretary of State or similar state official for the state of incorporation, organization or formation of such Person and, to the extent requested by the Administrative Agent, for each state in which such Person is required to qualify to do business, (D) a true, complete and correct copy of the resolutions of such Person (or another appropriate Person) authorizing such Person to execute, deliver and perform the Loan Documents to which it is a party and (E) a true, complete and correct copy of any shareholders’ agreements or voting agreements in effect with respect to the Capital Stock of such Person;
               (vi) copies of insurance binders or certificates covering the assets of the Borrower and its Subsidiaries, and otherwise meeting the requirements of Section 5.5;
               (vii) legal opinions of (A) Proskauer Rose LLP, corporate counsel to the Borrower and its Subsidiaries, (B) FCC counsel to the Borrower and its Subsidiaries, and (C) such other legal opinions as may be reasonably requested by the Administrative Agent (which shall include reliance by successors and/or assigns of each Lender and the Administrative Agent) in each case, addressed to each Lender and the Administrative Agent and dated as of the Agreement Date which shall be in form and substance acceptable to the Administrative Agent;
               (viii) duly executed Certificate of Financial Condition for the Borrower and its Subsidiaries on a consolidated basis as to the financial condition, solvency, pro forma covenant compliance and related matters in form and substance reasonably satisfactory to the Administrative Agent;
               (ix) projected financial statements and calculations of the Borrower and its Subsidiaries covering the term of this Agreement, in form and substance satisfactory to the Administrative Agent and the Lenders, specifically demonstrating the Borrower’s pro forma compliance with Section 7.8; provided that any updates or modifications to the projected financial statements of the Borrower and its Subsidiaries previously received by the Administrative Agent shall be in form and substance reasonably satisfactory to the Administrative Agent;
               (x) Uniform Commercial Code Lien and tax Lien search results with respect to the Borrower and its Subsidiaries;
               (xi) evidence reasonably satisfactory to the Administrative Agent and the Lenders that there exists no Indebtedness for borrowed money of the Borrower or its Subsidiaries (other than Indebtedness permitted under Section 7.1) and no Liens existing except for Permitted Liens and delivery to the Administrative Agent of pay-off letters and other documents requested by the Administrative Agent in form and substance satisfactory to it evidencing repayment, termination, reconveyance and release of such Indebtedness or Liens;

               (xii) delivery to the Administrative Agent of all possessory collateral, including, without limitation, any pledged notes or pledged stock, together with the undated stock powers or note powers endorsed in blank, as applicable; and
               (xiii) all such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.
          (b) The Administrative Agent and the Lenders shall have received evidence reasonably satisfactory to them that all Necessary Authorizations to the (i) execution, delivery and performance of this Agreement and the other Loan Documents and (ii) granting of Liens in all Operating Agreements and other material contracts and leases of the Borrower and its Subsidiaries, each of which shall be in form and substance satisfactory to the Administrative Agent, have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, overtly threatened reversal or cancellation.
          (c) The Borrower shall certify to the Administrative Agent and the Lenders that each of the representations and warranties in Article 4 and each other Loan Document are true and correct as of the Agreement Date and that no Default or Event of Default then exists or is continuing.
          (d) (i) There shall not exist as of the Agreement Date any action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, overtly threatened against or in any manner relating adversely to, the Borrower, any of its Subsidiaries, any of their respective properties or the transactions contemplated hereby and (ii) no event shall have occurred and no condition exist, in each case, which, in the reasonable judgment of the Required Lenders, has had or could be expected to have a Materially Adverse Effect.
          (e) The Borrower shall have paid to the Administrative Agent for the account of itself and each Lender the fees, expenses and other amounts due as set forth in the fee letter dated February 5, 2007.
          (f) The Borrower shall have paid in full all principal, interest and other amounts due and outstanding in connection with the Prior Loan Agreement.
          (g) The Administrative Agent shall have received a Notice of Account Designation duly completed and executed by an Authorized Signatory of the Borrower.
          (h) The Administrative Agent shall have received evidence satisfactory to it that the Borrower has issued an irrevocable written notice to redeem all of the outstanding Senior Subordinated Notes pursuant to and in accordance with the terms of the Subordinated Note Indenture and all Applicable Laws, and otherwise on terms and conditions reasonably satisfactory to the Administrative Agent.
          Section 3.2 Conditions Precedent to Each Advance. The obligation of the Lenders to make, Convert or Continue each Advance on or after the Agreement Date is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:
          (a) All of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Subsidiaries), which, pursuant to Section 4.2, are made at and as of the time of such Advance (except to the extent previously fulfilled in accordance with the terms hereof and to the extent relating specifically to a specific prior date), shall be true and correct at such time in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Materially Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), both before and after giving effect to the application of the proceeds of such Advance, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties, and no Default or Event of Default hereunder shall then exist or be caused thereby.
          (b) With respect to Advances which, if funded, would increase the aggregate principal amount of the Loans outstanding hereunder, the Administrative Agent shall have received a duly executed Request for Advance.
          (c) The Administrative Agent and the Lenders shall have received all such other certificates, reports, statements, opinions of counsel (if such Advance is in connection with an Acquisition) or other documents as the Administrative Agent or any Lender may reasonably request.
          (d) With respect to any Advance relating to any Acquisition or the formation of any Subsidiary which is permitted hereunder, the Administrative Agent and the Lenders shall have received certified documents and instruments relating to such Acquisition or such formation of a new Subsidiary as are described in Section 5.13 or otherwise required herein.
          (e) No event shall have occurred and no condition exist, in each case, which, in the reasonable judgment of the Required Lenders, has had or could be expected to have a Materially Adverse Effect.
          (f) On the date of such Advance, after giving effect to the Advance requested, the Borrower shall be in compliance on a pro forma basis with the covenant set forth in Section 7.8.
     The acceptance of proceeds of any Advance which would increase the aggregate principal amount of Loans outstanding shall be deemed to be a representation and warranty by the Borrower as to compliance with this Section 3.2 on the date any such Loan is made.
          Section 3.3 Conditions Precedent to Second Term Loan B Draw. The obligation of the Lenders to make the Second Term Loan B Draw hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such issuance:

          (a) The Administrative Agent shall have reviewed to its reasonable satisfaction any and all documentation relating to the Note Redemption.
          (b) To the extent applicable, the Administrative Agent and the Lenders shall have received evidence satisfactory to them that all Necessary Authorizations required in connection with the Note Redemption (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, overtly threatened reversal or cancellation.
          (c) The Borrower shall have paid in full all principal, interest and other amounts due and outstanding in connection with the Senior Subordinated Notes pursuant to the Note Redemption.
          Section 3.4 Conditions Precedent to Third Term Loan B Draw. The obligation of the Lenders to make the Third Term Loan B Draw hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such issuance (in addition to the fulfillment of conditions precedent required under Section 3.2):
          (a) The Administrative Agent shall have reviewed to its reasonable satisfaction all documentation relating to the Series C Preferred Stock Redemption.
          (b) To the extent applicable, the Administrative Agent and the Lenders shall have received evidence satisfactory to them that all Necessary Authorizations required in connection with the Series C Stock Redemption (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, overtly threatened reversal or cancellation.
          (c) Evidence reasonably satisfactory to Administrative Agent that all of the Series C Preferred Stock has been redeemed in full or converted to common stock in accordance with its terms and all Applicable Laws pursuant to the Series C Preferred Stock Redemption.
          Section 3.5 Conditions Precedent to Issuance of Letters of Credit. The obligation of the Issuing Bank to issue each Letter of Credit hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such issuance:
          (a) All of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Subsidiaries), which, pursuant to Section 4.2, are made at and as of the time of such Advance (except to the extent previously fulfilled in accordance with the terms hereof and to the extent relating specifically to a specific prior date), shall be true and correct at such time in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Materially Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), both before and after giving effect to the issuance of the Letter of Credit, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of such representations and warranties, and no Default or Event of Default hereunder shall then exist or be caused thereby.
          (b) The Administrative Agent shall have received a duly executed Request for Issuance of Letter of Credit.
          (c) The Administrative Agent and the Lenders shall have received all such other certificates, reports, statements, opinions of counsel (if such Letter of Credit is in connection with an Acquisition) or other documents as the Administrative Agent or any Lender may reasonably request.
          (d) No event shall have occurred and no condition exist, in each case, which, in the reasonable judgment of the Required Lenders, has had or could be expected to have a Materially Adverse Effect.
          (e) On the date of issuance of such Letter of Credit, after giving effect to the Letter of Credit requested, the Borrower shall be in compliance on a pro forma basis with the covenant set forth in Section 7.8 of this Agreement.
ARTICLE 4
Representations and Warranties
          Section 4.1 Representations and Warranties. The Borrower hereby represents and warrants, upon the Agreement Date, in favor of the Administrative Agent and each Lender, that:
          (a) Organization; Ownership; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Borrower has the corporate power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. Each Subsidiary of the Borrower is a Person duly organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation and has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. The Borrower and its Subsidiaries are duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization, except where failure to be so qualified, in the aggregate, could not reasonably be expected to have a Materially Adverse Effect.
          (b) Borrower: Authorization; Enforceability. The Borrower has the corporate power and has taken all necessary corporate action to authorize it to borrow hereunder, and the Borrower has the corporate power and has taken all necessary corporate action to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower, in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (the “Bankruptcy Exception”).
          (c) Subsidiaries: Authorization; Enforceability. The Borrower’s Subsidiaries, and the Borrower’s direct and indirect ownership thereof, in each case as of the Agreement Date, are as set forth on Schedule 4 attached hereto, and the Borrower has the unrestricted right to vote the issued and outstanding Capital Stock of the Subsidiaries shown thereon; such Capital Stock of such Subsidiaries has been duly authorized and issued and is fully paid and nonassessable. Each Subsidiary of the Borrower has the power and has taken all necessary action to authorize it to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated by this Agreement and by such Loan Documents. Each of the Loan Documents to which any Subsidiary of the Borrower is a party has been duly executed and delivered by such Subsidiary and is a legal, valid and binding obligation of such Subsidiary enforceable against such Subsidiary in accordance with its terms, subject, as to enforcement of remedies, to the Bankruptcy Exception. The Borrower’s Capital Stock in each of its Subsidiaries represents a direct or indirect controlling interest of such Subsidiary for purposes of directing or causing the direction of the management and policies of each Subsidiary.
          (d) Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement and by the Borrower and its Subsidiaries of each of the other Loan Documents and any agreements delivered in connection with the Note Redemption and the Series C Preferred Stock Redemption to which they are respectively party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws or partnership agreements or operating agreements or trust agreements (or the equivalents thereof), as the case may be, as amended, of the Borrower or of any of its Subsidiaries, or under any material Operating Agreement, or any other material indenture, agreement, or other instrument, to which the Borrower or any of its Subsidiaries is a party or by which any of them or their respective properties may be bound, including, without limitation, the Subordinated Note Indenture, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries, except for Permitted Liens.
          (e) Business. The Borrower, together with its Subsidiaries, is engaged only in the Permitted Businesses.
          (f) Licenses; Operating Agreements.

               (i) Each of the Borrower and its Subsidiaries has all requisite power and authority, material Operating Agreements and Licenses to own and operate its properties and to carry on its businesses as now conducted and as proposed to be conducted. Schedule 2 annexed hereto, as it may be supplemented, correctly describes each of the Stations and each such Permitted Business and sets forth all of the material Operating Agreements and Licenses of the Borrower and its Subsidiaries and correctly sets forth the termination date, if any, of each such Operating Agreements and License. A true, correct and complete copy of each material Operating Agreement and License set forth in Schedule 2 has been made available to the Administrative Agent. Each material Operating Agreement and License was duly and validly issued pursuant to procedures which comply in all material respects with all requirements of Applicable Law. As of the Agreement Date and at all times thereafter, the Borrower and its Subsidiaries have the right to use all material Licenses required in the ordinary course of business for all Stations and any Permitted Business, and each such License is in full force and effect. Each of the Borrower and its Subsidiaries has taken all material actions and performed all of its material obligations that are necessary to maintain all material Licenses without adverse modification or impairment. Except as shown on Schedule 2, no event has occurred which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of or any order of forfeiture with respect to, any material License or (ii) materially and adversely affects or could reasonably be expected in the future to materially adversely affect any of the rights of the Borrower or any of its Subsidiaries thereunder. Except as set forth on Schedule 2, each FCC License is held by a License Sub. Except as set forth in Schedule 2, none of the FCC Licenses requires that any present stockholder, director, officer or employee of the Borrower or any of its Subsidiaries remain a stockholder or employee of such Person, or that any transfer of control of such Person must be approved by any public or governmental body other than the FCC.
               (ii) Except as shown on Schedule 2, neither the Borrower nor any of its Subsidiaries is a party to or has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the radio or television industries generally) which could in any manner materially threaten or adversely affect the validity or continued effectiveness of the Licenses of any such Person. Except as shown on Schedule 2, neither the Borrower nor any of its Subsidiaries has any reason to believe that any material Licenses listed and described in Schedule 2 will not be renewed in the ordinary course. Each of the Borrower and its Subsidiaries, as applicable, (a) has duly filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communication Act or pursuant to FCC Regulations or requests of any regulatory body having jurisdiction over any of its Licenses, (b) has submitted to the FCC on a timely basis all required equal employment opportunity reports, and (c) is in compliance in all material respects with the Communications Act, including all FCC Regulations relating to the broadcast of television signals, all FCC Regulations concerning the limits on the duration of advertising in children’s programming and the record keeping obligations relating to such advertising, the Children’s Television Act and all FCC Regulations promulgated thereunder and all equal employment opportunity-related FCC Regulations. The Borrower and its Subsidiaries maintain appropriate public files at the Stations and at any other Permitted Business in a manner that complies in all material respects with all FCC Regulations.
               (iii) The Ownership Reports filed by the Borrower and its Subsidiaries with the FCC are true, correct and complete in all material respects and there have been no material changes in the ownership of the Borrower or any Subsidiary of the Borrower since the filing of such Ownership Reports other than as described in information filed with the FCC and made available for examination by the Administrative Agent.
          (g) Compliance with Law. The Borrower and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance would not individually or in the aggregate have a Materially Adverse Effect.
          (h) Title to Assets. The Borrower and its Subsidiaries have good, legal and marketable title to, or a valid leasehold interest in, all of their respective material assets. None of the properties or assets of the Borrower or any of its Subsidiaries is subject to any Liens, except for Permitted Liens. Except for financing statements evidencing Permitted Liens, no financing statement under the Uniform Commercial Code as in effect in any jurisdiction and no other filing which names the Borrower or any of its Subsidiaries as debtor or which covers or purports to cover any of the assets of the Borrower or any of its Subsidiaries is currently effective and on file in any state or other jurisdiction, and neither the Borrower nor any of its Subsidiaries has signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing.
          (i) Litigation. Except as set forth on Schedule 3 hereto, there is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, overtly threatened against or in any other manner relating adversely to, the Borrower or any of its Subsidiaries or any of their respective properties, including, without limitation, the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body which could reasonably be expected to have a Materially Adverse Effect. No action, suit, proceeding or investigation (i) calls into question the validity of this Agreement or any other Loan Document, or (ii) individually or collectively involves the possibility of any judgment or liability not fully covered by insurance which, if determined adversely to the Borrower or any of its Subsidiaries, would have a Materially Adverse Effect.
          (j) Taxes. All federal, state and other material tax returns of the Borrower, each of its Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or by any of its Subsidiaries or imposed upon the Borrower or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (A) the payment of which the Borrower or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings, (B) for which adequate reserves have been provided on the books of the Borrower or the Subsidiary of the Borrower involved, and (C) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced, or (ii) which may result from audits not yet conducted. The charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate.
          (k) Financial Statements; Projections.
               (i) The Borrower has furnished or caused to be furnished to the Administrative Agent and the Lenders a Form 10-K for the Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2005 and unaudited financial statements for the quarter ended September 30, 2006 which, together with other financial statements furnished to the Lenders subsequent to the Agreement Date have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower and its Subsidiaries on a consolidated and consolidating basis, as the case may be, on and as at such dates and the results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end and audit adjustments). None of the Borrower or any of its Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements most recently delivered on the Agreement Date or pursuant to Sections 6.1, 6.2 or 6.3, and there are no material unrealized losses of the Borrower and its Subsidiaries, taken as a whole, and no material anticipated losses of the Borrower and its Subsidiaries, taken as a whole, other than those which have been previously disclosed in writing to the Administrative Agent and the Lenders and identified as such.
               (ii) The Borrower has delivered to the Administrative Agent and the Lenders projections for fiscal years 2007 through 2014. Such projections were prepared by the Borrower in good faith on the basis of assumptions the Borrower believes were reasonable in light of the conditions existing at the time of preparation thereof and remain reasonable as of the date hereof, and as of the date hereof there are no facts which are known to the Borrower which the Borrower believes would cause a material adverse change in such projections. It is acknowledged and understood that the projections as they relate to future events are not to be viewed as representations and warranties that such events will occur and actual results may differ significantly from the projected results.
          (l) No Material Adverse Change. There has occurred no event since December 31, 2005 which has or which could reasonably be expected to have a Materially Adverse Effect.
          (m) ERISA. The Borrower and each of its Subsidiaries and each of their respective Plans are in material compliance with ERISA and the Code, and neither the Borrower nor any of its ERISA Affiliates, including its Subsidiaries, has incurred any material accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code. Neither the Borrower nor any of its Subsidiaries has made any promises of retirement or other benefits to employees, except as set forth in the Plans, in written agreements with such employees, or in the Borrower’s employee handbook and memoranda to employees. Neither the Borrower nor any of its ERISA Affiliates, including its Subsidiaries, has incurred any material liability to PBGC (other than premium payments) in connection with any such Plan. Except as set forth in the Borrower’s annual report on Form 10-K for fiscal year ended December 31, 2005, the present value of all “benefit liabilities” (within the meaning of Section 4001(a)(16) of

ERISA) based on the actuarial assumptions used for funding purposes as set forth in Financial Accounting Standards Board SFAS No. 87 (“FASB 87”) using the methodology under FASB 87 to calculate the accumulated benefit obligation, did not exceed as of the most recent Pension Plan actuarial valuation date the then current fair market value of the assets of such Pension Plan. No Reportable Event has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of the Borrower or any of its Subsidiaries, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust, to a material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code. Neither the Borrower nor any of its ERISA Affiliates, including its Subsidiaries, is or has been obligated to make any payment to a Multiemployer Plan.
          (n) Compliance with Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and neither the Borrower nor any of its Subsidiaries owns or presently intends to acquire, any “margin security” or “margin stock” (the “margin stock”) as defined in Regulations T, U, and X (12 C.F.R. Parts 220, 221 and 224) of the Board of Governors of the Federal Reserve System (the “Fed Regulations”) which would result in any violation of the Fed Regulations. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations, in each case which would result in any violation of the Fed Regulations. The Borrower has not taken, caused or authorized to be taken, and will not take any action which might cause this Agreement to violate any Fed Regulation or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Borrower will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of the applicable Federal Reserve Forms referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, reasonably requested by the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of any Fed Regulation.
          (o) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower and its Subsidiaries of this Agreement and the Loan Documents violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the United States Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions of such Act.

          (p) Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the execution, delivery and performance of this Agreement, any other Loan Document or any agreements delivered in connection with the Note Redemption or the Series C Preferred Stock Redemption, except for (i) the filing with the FCC of a copy of this Agreement as required by Section 73.3613 of the FCC’s regulations and (ii) the filing of appropriate Uniform Commercial Code financing statements and mortgages.
          (q) Absence of Default, Etc. The Borrower and its Subsidiaries are in material compliance in all respects with all of the provisions of their respective partnership agreements, operating agreements, certificates or articles of incorporation and by-laws (or the equivalents thereof), as the case may be, and no event has occurred or failed to occur (including, without limitation, any matter which could create a Default hereunder by cross default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, (i) a Default or (ii) a material default by the Borrower or any of its Subsidiaries under any indenture, agreement or other instrument relating to Indebtedness of the Borrower or any of its Subsidiaries in the amount of $5,000,000 or more in the aggregate, any material license, or any judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be bound or affected.
          (r) Accuracy and Completeness of Information. All material information, reports, prospectuses and other papers and data relating to the Borrower or any of its Subsidiaries and furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders, taken as a whole, were, at the time furnished, true, complete and correct in all material respects to the extent necessary to give the Administrative Agent and the Lenders true and accurate knowledge of the subject matter. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable and attainable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
          (s) Agreements with Affiliates. Except for agreements or arrangements with Affiliates wherein the Borrower or one or more of its Subsidiaries provides services to such Affiliates for fair consideration or which are set forth on Schedule 5 attached hereto, neither the Borrower nor any of its Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate.
          (t) Payment of Wages. The Borrower and each of its Subsidiaries are in compliance with the Fair Labor Standards Act, as amended, in all material respects, and to the knowledge of the Borrower and each of its Subsidiaries, such Persons have paid all minimum and overtime wages required by law to be paid to their respective employees.

          (u) Priority. The Security Interest is a valid and perfected first priority security interest (subject to Permitted Liens) in the Collateral in favor of the Administrative Agent, for the benefit of itself and the Secured Parties, securing in accordance with the terms of the Security Documents, the Obligations, and the Collateral is subject to no Liens other than Permitted Liens. The Liens created by the Security Documents are enforceable as security for the Obligations in accordance with their terms with respect to the Collateral subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by the Bankruptcy Exception (insofar as it relates to the bankruptcy, insolvency or similar event of the Borrower or any of its Subsidiaries, as the case may be).
          (v) Indebtedness. Except as described on Schedule 6 attached hereto none of the Borrower nor any of its Subsidiaries has outstanding, as of the Agreement Date, and after giving effect to the initial Advances hereunder on the Agreement Date, any Indebtedness.
          (w) Solvency. As of the Agreement Date and after giving effect to the transactions contemplated by the Loan Documents (i) the property of the Borrower, at a fair valuation, will exceed its debt; (ii) the capital of the Borrower will not be unreasonably small to conduct its business; (iii) the Borrower will not have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature; and (iv) the present fair salable value of the assets of the Borrower will be greater than the amount that will be required to pay its probable liabilities (including debts) as they become absolute and matured. For purposes of this Section 4.1(w), “debt” means any liability on a claim, and “claim” means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.
          (x) Patents, Trademarks, Franchises, etc. The Borrower and each of its Subsidiaries owns, possesses, or has the right to use all necessary patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights and franchises, and rights with respect thereof, necessary to conduct its respective business as now conducted, without known conflict with any patent, trademark, trade name, service mark, franchise, or copyright of any other Person, and in each case, subject to no mortgage, pledge, Lien, lease, encumbrance, charge, security interest, title retention agreement or option, other than Permitted Liens. All such patents, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and franchises are listed as of the Agreement Date on Schedule 7 attached hereto and are in full force and effect, the holder thereof is in full compliance in all material respects with all of the provisions thereof, and no such asset or agreement is subject to any pending or, to the Borrower’s knowledge, threatened attack or revocation.
          (y) Collective Bargaining. None of the employees of the Borrower or any of its Subsidiaries is a party to any collective bargaining agreement with the Borrower or any of its

Subsidiaries except as set forth on Schedule 8 attached hereto, and, to the knowledge of the Borrower and its officers, there are no material grievances, disputes, or controversies with any union or any other organization of the employees of the Borrower or any of its Subsidiaries or threats of strikes, work stoppages, or any asserted pending demands for collective bargaining by any union or other organization except as set forth on Schedule 8 attached hereto.
          (z) Environmental Protection.
               (i) Except as set forth in Schedule 9 attached hereto, neither the Borrower nor any of its Subsidiaries nor any of their respective Real Property or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (A) any Environmental Law, (B) any Environmental Claim or (C) any Hazardous Materials Activity;
               (ii) Neither the Borrower nor any of its Subsidiaries has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604) or any comparable state law.
               (iii) There are no and, to the Borrower’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect;
               (iv) Neither the Borrower nor any of its Subsidiaries, nor, to the Borrower’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present Release of Hazardous Materials on any Real Property, and neither the Borrower nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste (other than hazardous waste generated in the ordinary course of business, and which is not reasonably likely to materially adversely affect the Real Property or have a Materially Adverse Effect), as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and
               (v) Compliance with all current requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Materially Adverse Effect.
     Notwithstanding anything in this Section 4.1(z) to the contrary, to the knowledge of Borrower or any of its Subsidiaries, no event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or could reasonably be expected to have a Materially Adverse Effect.
          (aa) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has a substantial portion of its assets in Sanctioned Entities, or (iii) derives a substantial portion of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and any other Loan Document shall be deemed to be made, and shall be true and correct in all material respects (except, to the extent that any such representation and warranty is qualified by materiality or Materially Adverse Effect, in which case such representation and warranty shall be true and correct in all respects), at and as of the Agreement Date and on the date of the making, Continuation or Conversion of each Advance or issuance of Letter of Credit, except to the extent relating specifically to the Agreement Date or an earlier date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making, Continuation or Conversion of any Advance under this Agreement.
ARTICLE 5
General Covenants
     So long as any of the Obligations is outstanding and unpaid (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) or the Lenders have an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Required Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise consent in writing:
          Section 5.1 Preservation of Existence and Similar Matters. Except as permitted under Section 7.4, the Borrower will, and will cause each of its Subsidiaries to:
          (a) preserve and maintain its existence, and its material rights, franchises, Licenses and privileges; and
          (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except for such failure to so qualify and be so authorized as could not reasonably be expected to have a Materially Adverse Effect.
          Section 5.2 Business; Compliance with Applicable Law. The Borrower will, and will cause each of its Subsidiaries to, (a) engage only in Permitted Businesses and (b) comply in all material respects with the requirements of all Applicable Law.
          Section 5.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties used in their respective businesses (whether owned or held under lease), other than obsolete equipment or unused assets, and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.
          Section 5.4 Accounting Methods and Financial Records. The Borrower will, and will cause each of its Subsidiaries on a consolidated and consolidating basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records of their respective properties and assets. The Borrower and its Subsidiaries will maintain a fiscal year ending on December 31st.
          Section 5.5 Insurance. The Borrower will, and will cause each of its Subsidiaries to:
          (a) maintain insurance, including, without limitation, business interruption coverage and public liability coverage insurance from responsible companies in such amounts and against such risks to the Borrower and each of its Subsidiaries as is prudent for similarly situated companies engaged in the television broadcast industry or same industry as any other Permitted Business, as applicable, and as is reasonably acceptable to the Administrative Agent;
          (b) keep their respective assets insured by insurers on terms and in a manner reasonably acceptable to the Administrative Agent against loss or damage by fire, theft, burglary, loss in transit, explosions and hazards insured against by extended coverage, in amounts which are prudent for companies in similarly situated industries and reasonably satisfactory to the Administrative Agent, all premiums thereon to be paid by the Borrower and its Subsidiaries; and
          (c) require that each insurance policy provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any termination of or proposed cancellation or nonrenewal of such policy, and name the Administrative Agent as additional named lender loss payee and, as appropriate, additional insured, to the extent of the Obligations.
     In addition to the foregoing, in the event that any insurer distributes insurance proceeds, a condemnation award, or any other disbursement in connection with any of the foregoing insurance policies, the Administrative Agent is authorized to collect such distribution and, if received by the Borrower or any of its Subsidiaries after the occurrence and during the continuation of an Event of Default, such distribution shall be paid over to the Administrative Agent. Any such distribution shall be applied to prepay the Loans as set forth in Section 2.6(b)(iii).
          Section 5.6 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien or charge upon any of their properties; provided, however, that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale or similar proceedings shall have been commenced. The Borrower will, and will cause each of its Subsidiaries to, timely file all information returns required by federal, state or local tax authorities.
          Section 5.7 Compliance with ERISA.
          (a) The Borrower will, and will cause its Subsidiaries to, make all contributions to any Plan when such contributions are due and not incur any “accumulated funding deficiency” within the meaning of Section 412(a) of the Code, whether or not waived, and will otherwise comply with the requirements of the Code and ERISA with respect to the operation of all Plans, except to the extent that the failure to so comply could not have a Materially Adverse Effect.
          (b) The Borrower will furnish to Administrative Agent (i) within thirty (30) days after any officer of the Borrower obtains knowledge that a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any material Plan of the Borrower or its ERISA Affiliates, including its Subsidiaries, that any Reportable Event has occurred with respect to any Plan or that PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan or to appoint a trustee to administer any Plan, a statement setting forth the details as to such prohibited transaction, Reportable Event or termination or appointment proceedings and the action which it (or any other Plan sponsor if other than the Borrower) proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to PBGC if a copy of such notice is available to the Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) promptly after receipt thereof, a copy of any notice the Borrower, any of its Subsidiaries or any of its ERISA Affiliates or the sponsor of any Plan receives from PBGC, or the Internal Revenue Service or the Department of Labor which sets forth or proposes any action or determination with respect to such Plan, (iii) promptly upon the Administrative Agent’s or any Lender’s request therefor, any annual report required to be filed pursuant to ERISA in connection with each Plan maintained by the Borrower or any of its ERISA Affiliates, including the Subsidiaries, and (iv) promptly upon the Administrative Agent’s request therefor, such additional information concerning any such Plan as may be reasonably requested by the Administrative Agent.
          (c) The Borrower will promptly notify the Administrative Agent of any excise taxes which have been assessed or which the Borrower, any of its Subsidiaries or any of its ERISA Affiliates has reason to believe may be assessed against the Borrower, any of its Subsidiaries or any of its ERISA Affiliates by the Internal Revenue Service or the Department of Labor with respect to any Plan of the Borrower or its ERISA Affiliates, including its Subsidiaries.
          (d) Within the time required for notice to the PBGC under Section 302(f)(4)(A) of ERISA, the Borrower will notify the Administrative Agent of any Lien arising under Section 302(f) of ERISA in favor of any Plan of the Borrower or its ERISA Affiliates, including its Subsidiaries.

          (e) The Borrower will not, and will not permit any of its Subsidiaries or any of its ERISA Affiliates to take any of the following actions or permit any of the following events to occur if such action or event together with all other such actions or events would subject the Borrower, any of its Subsidiaries, or any of its ERISA Affiliates to any tax, penalty, or other liabilities which could have a Materially Adverse Effect:
          (i) engage in any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;
          (ii) terminate any Plan in a manner, or take any other action, which could result in any liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC;
          (iii) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency within the meaning of Section 412(a) of the Code, whether or not waived, with respect to any Plan; or
          (iv) permit the present value of all benefit liabilities under all Plans which are subject to Title IV of ERISA to exceed the present value of the assets of such Plans allocable to such benefit liabilities (within the meaning of Section 4041 of ERISA), except as may be permitted under actuarial funding standards adopted in accordance with Section 412 of the Code.
          Section 5.8 Visits and Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit representatives of the Administrative Agent and any of the Lenders, prior to the occurrence of an Event of Default upon reasonable prior notice and at any time upon the occurrence and during the continuance of an Event of Default, to (a) visit and inspect the properties of the Borrower or any of its Subsidiaries during business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers their respective businesses, assets, liabilities, financial positions, results of operations and business prospects. The Borrower and each of its Subsidiaries will also permit representatives of the Administrative Agent and any of the Lenders to discuss with their respective accountants the Borrower’s and its Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations and business prospects. Notwithstanding the foregoing, with respect to environmental inspections of the properties of the Borrower or any of its Subsidiaries, representatives of the Administrative Agent shall only have the right to inspect twice every twelve (12) months, unless the Administrative Agent has a reasonable basis to believe that a condition exists or an event has occurred which reasonably could give rise to material liability to the Borrower or its Subsidiaries under applicable Environmental Laws, or an Event of Default has occurred.

          Section 5.9 Payment of Indebtedness; Loans. Subject to any provisions herein or in any other Loan Document, the Borrower will, and will cause each of its Subsidiaries to, pay any and all of their respective Indebtedness when and as it becomes due, other than amounts diligently disputed in good faith and for which adequate reserves have been set aside in accordance with GAAP.
          Section 5.10 Use of Proceeds. The Borrower will use the aggregate proceeds of all Advances under the Loans directly or indirectly: (a) to refinance, repurchase or redeem existing Indebtedness of the Borrower including, without limitation, (i) Indebtedness under the Prior Loan Agreement and (ii) the Note Redemption; (b) to finance the Series C Preferred Stock Redemption; and (c) to the extent permitted hereunder, for working capital needs, Capital Expenditures, Acquisitions, Investments, Restricted Payments, and other general corporate purposes of the Borrower and its Subsidiaries which do not otherwise conflict with this Section 5.10 (including, without limitation, the payment of the fees and expenses incurred in connection with the execution and delivery of this Agreement, the refinancing of the Prior Loan Agreement and the Note Redemption and the Series C Preferred Stock Redemption); provided, that (x) the proceeds of the Second Term Loan B Draw may be used solely to finance the Note Redemption, pay fees and expenses related to the Note Redemption and, to the extent any excess proceeds remain after such Note Redemption, to prepay any outstanding Revolving Loans and (y) the proceeds of the Third Term Loan B Draw may be used solely to finance the Series C Preferred Stock Redemption, pay fees and expenses related to the Series C Preferred Stock Redemption (including payment of all accrued and unpaid dividends thereon) and, to the extent any excess proceeds remain after such Series C Preferred Stock Redemption, to prepay any outstanding Revolving Loans. No proceeds of Advances hereunder shall be used for the purchase or carrying or the extension of credit for the purpose of purchasing or carrying, any margin stock which would result in the violation of the Fed Regulations.
          Section 5.11 Indemnity
          (a) Indemnification by the Borrower. The Borrower shall indemnify the Lead Arranger, Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any

actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such use of information or other materials by unintended recipients is determined by a court of competent jurisdiction, by a final nonappealable judgment, to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          Section 5.12 Interest Rate Hedging. Within ninety (90) days immediately following the Agreement Date, and at all times until the third (3rd) anniversary of the Agreement Date, the Borrower shall maintain one (1) or more Interest Rate Hedge Agreements, or otherwise fix the interest rate, with respect to the Borrower’s interest obligations on an aggregate principal amount of not less than fifty percent (50%) of Total Indebtedness outstanding (but excluding Indebtedness consisting of the outstanding Revolving Loan Commitment) from time to time as determined in a manner reasonably satisfactory to the Administrative Agent. Such Interest Rate Hedge Agreements shall provide interest rate protection in conformity with International Swap Dealers Association standards. All Interest Rate Hedge Obligations of the Borrower pursuant to any Interest Rate Hedge Agreement permitted hereunder and all Liens granted to secure such Obligations shall rank pari passu with all other Obligations and Liens securing such other Obligations; and any Interest Rate Hedge Agreement between the Borrower and any other Person shall be unsecured.

          Section 5.13 Covenants Regarding Formation of Subsidiaries and Acquisitions; Partnership, Subsidiaries. At the time or within thirty (30) days (or such later time as determined by the Administrative Agent in its sole discretion) of (i) any Acquisition permitted hereunder, (ii) the purchase by the Borrower or any of its Subsidiaries of any interests in any Subsidiary of the Borrower, or (iii) the formation of any new Subsidiary of the Borrower or any of its Subsidiaries which is permitted under this Agreement, the Borrower will, and will cause its Subsidiaries, as appropriate, to: (a) provide to the Administrative Agent an executed supplement to the Collateral Agreement for any new Subsidiary, which shall authorize the filing of appropriate Uniform Commercial Code financing statements, as well as an executed supplement to the Subsidiary Guaranty for such new Subsidiary, which shall constitute both Security Documents and Loan Documents for purposes of this Agreement, as well as a loan certificate for such new Subsidiary, substantially in the form of Exhibit G-2 attached hereto, together with appropriate attachments; (b) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person, (c) deliver to the Administrative Agent an updated Schedule 4 to this Agreement and such other updated Schedules to the Loan Documents as may be necessary to make the representations and warranties contained in the Loan Documents true and correct as of the date such Person is joined to any applicable Loan Document, and (d) provide to the Administrative Agent all other documentation, including one or more opinions of counsel, which are satisfactory to the Administrative Agent and which in its opinion is appropriate with respect to such Acquisition and such Person. Any document, agreement or instrument executed or issued pursuant to this Section 5.13 shall be a “Loan Document” for purposes of this Agreement.
          Section 5.14 Payment of Wages. The Borrower will, and will cause each of its Subsidiaries to, at all times comply in all material respects, with the material requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.
          Section 5.15 Further Assurances. The Borrower will promptly cure, or cause to be cured, defects in the execution and delivery of the Loan Documents (including this Agreement), resulting from any acts or failure to act by the Borrower or any of its Subsidiaries or any employee or officer thereof. The Borrower, at its expense, will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower and its Subsidiaries in the Loan Documents, including, without limitation, this Agreement, or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith and as may be reasonably requested.
          Section 5.16 License Subs. At the time of any Acquisition permitted hereunder, the Borrower shall cause each of the FCC Licenses being acquired by the Borrower or any of its Subsidiaries to be transferred to one or more License Subs, each of which License Subs shall have as its sole asset or assets the FCC Licenses of the Borrower or any of its Subsidiaries and a management agreement with the Borrower and such of its Subsidiaries subject to such FCC

License or FCC Licenses, such that from and after such applicable date neither the Borrower nor its Subsidiaries (other than License Subs) shall hold any FCC Licenses other than through one or more duly created and existing License Subs. The Borrower shall not permit the License Subs to have any business activities, operations, assets, Indebtedness, Guaranties or Liens (other than holding FCC Licenses and owning the Capital Stock of other License Subs, and other than pursuant to a Subsidiary Guaranty and Collateral Agreement issued in connection herewith or any agreement referred to in the preceding sentence). Promptly after the transfer of the FCC Licenses to the License Subs, the Borrower shall provide to the Administrative Agent copies of any required consents to such transfer from the FCC and any other governmental authority, together with a certificate of an Authorized Signatory stating that all Necessary Authorizations relating to such transfer have been obtained or made, are in full force and effect and are not subject to any pending or threatened reversal or cancellation.
          Section 5.17 Maintenance of Network Affiliations; Operating Agreements. The Borrower will, and will cause each of its Subsidiaries to, maintain a network affiliation with ABC, CBS, NBC, FOX, the CW, ION or other network reasonably satisfactory to the Required Lenders at all times for each Station. The Borrower will, and will cause each of its Subsidiaries to maintain, and not breach or violate, any and all Operating Agreements and other material contracts and rights necessary to operate the Stations and any other Permitted Business in all material respects.
          Section 5.18 Ownership Reports. The Borrower will file Ownership Reports for any Station acquired after the Agreement Date (reflecting such Acquisition by the Borrower) with the FCC within thirty (30) days after the date of the consummation of such Acquisition.
          Section 5.19 Environmental Compliance.
          (a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable Environmental Laws, including, without limitation, all applicable Environmental Laws in jurisdictions in which the Borrower or any of its Subsidiaries owns or operates a facility or site, arranges for disposal or treatment of Hazardous Materials, accepts for transport any Hazardous Materials, or holds any interest in real property. Neither the Borrower nor any of its Subsidiaries shall cause or allow the release of Hazardous Materials, solid waste or other wastes on, under or to any Real Property in which the Borrower or such Subsidiary holds any interest or performs any of its operations, in material violation of any applicable Environmental Law. The Borrower shall notify the Lenders promptly after its receipt of notice thereof, of any Environmental Claim which the Borrower receives involving any potential or actual material liability of the Borrower or any of its Subsidiaries arising in connection with any noncompliance with or violation of the requirements of any Environmental Law or a material Release or threatened Release of any Hazardous Materials, into the environment in violation of applicable Environmental Law. The Borrower shall promptly notify the Lenders (i) of any material Release of Hazardous Material on, under or from the Real Property in which the Borrower or any of its Subsidiaries holds or has held an interest, upon the Borrower’s learning thereof by receipt of notice that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of such Release or that the Borrower or such Subsidiary has been identified as potentially responsible for, or is subject to investigation by any

Governmental Authority relating to, such Release, and (ii) of the commencement or overt threat of any judicial or administrative proceeding alleging a material violation of any Environmental Laws.
          (b) If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any liability arising thereunder of, the Borrower or any of its Subsidiaries or related to any real property owned, leased or operated by the Borrower or any of its Subsidiaries, which violation or liability could reasonably be expected to have a Materially Adverse Effect, then the Borrower shall, upon written request from the Administrative Agent, provide the Administrative Agent with such reports, certificates, engineering studies or other written material or data as the Administrative Agent reasonably may require so as to reasonably satisfy the Administrative Agent that the Borrower or such Subsidiary is in material compliance with all applicable Environmental Laws.
          Section 5.20 Series C Preferred Stock Redemption; Note Redemption.
          (a) On or before April 30, 2007, the Borrower shall have issued an irrevocable written notice to redeem any outstanding Series C Preferred Stock, in accordance with its terms and all Applicable Laws.
          (b) The Borrower shall, in good faith, use its commercially reasonable best efforts to take the following actions:
          (i) complete the Series C Preferred Stock Redemption on or before May 31, 2007, and
          (ii) complete the Note Redemption, in accordance with the terms of the Senior Subordinated Note Indenture and any Applicable Laws, on or before April 30, 2007.
          Section 5.21 Covenants Regarding Post-Closing Deliveries. No later than May 31, 2007, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received delivery of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:
          (a) control agreements executed by the Borrower and/or one of its Subsidiaries (as applicable), the Administrative Agent and the applicable depositary bank or securities intermediary with respect to all Deposit Accounts or Securities Accounts (in each case as defined in the Collateral Agreement) of the Borrower and its Subsidiaries identified on Schedules 3.10 or 3.13 of the Collateral Agreement (other than certain excluded accounts referred to in the Collateral Agreement or as determined by the Administrative Agent);
          (b) all documentation to be filed with the United States Patent and Trademark Office (or other applicable office) as the Administrative Agent reasonably deems necessary to evidence the Administrative Agent’s security interest with respect to each item of intellectual property set forth on Schedule 3.11 of the Collateral Agreement;

          (c) originals of each Instrument (as defined in the Collateral Agreement) to be pledged pursuant to the Collateral Agreement and identified on Schedule 3.14 of the Collateral Agreement, together with an Effective Endorsement and Assignment (as defined in the Collateral Agreement).
ARTICLE 6
Information Covenants
     So long as any of the Obligations is outstanding and unpaid (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) or the Lenders have an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Required Lenders shall otherwise consent in writing, the Borrower will furnish or cause to be furnished to the Administrative Agent (with, for the reports required under Sections 6.1, 6.2, and 6.3, sufficient copies for each Lender):
          Section 6.1 Quarterly Financial Statements and Information. Within fifty (50) days (or five (5) days following such shorter period as required by Applicable Law) after the last day of each of the first three (3) quarters of each fiscal year of the Borrower (a) the balance sheets and the related statements of operations of the Borrower and its Subsidiaries on a consolidated and consolidating basis as at the end of such quarter and as of the end of the preceding fiscal year and (b) the related statements of cash flows of the Borrower on a consolidated basis with its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, each of which shall set forth in comparative form such figures as at the end of and for such quarter and appropriate prior period and shall be certified by the chief financial officer, chief accounting officer or controller of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Borrower on a consolidated and consolidating basis with its Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments; and
          Section 6.2 Annual Financial Statements and Information. Within ninety-five (95) days (or five (5) days following such shorter period as required by Applicable Law) after the end of each fiscal year of the Borrower: (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and members’ equity for such fiscal year and for the previous fiscal year, each of which shall be accompanied by an opinion of independent certified public accountants of recognized national standing acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit) and (b) the unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related unaudited consolidating statements of operations for such fiscal year and for the previous fiscal year, the related unaudited consolidating statement of members’ equity for such fiscal year and for the previous fiscal year, each of which shall set forth in comparative form such figures as at the end of and for such fiscal year and appropriate prior period and shall be certified by the chief financial officer or controller of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Borrower on a consolidated and consolidating basis with its Subsidiaries as at the end of such period and the results of operations for such period, subject only to the absence of footnotes and normal year-end and audit adjustments.
          Section 6.3 Performance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2 and at such other times as the Administrative Agent shall reasonably request, a certificate of the president, chief financial officer, chief accounting officer or controller of the Borrower as to its financial performance, in substantially the form attached hereto as Exhibit H (each, a “Performance Certificate”):
          (a) setting forth as and at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish (i) any adjustment to the Applicable Margins, as provided for in Section 2.3(f) or the Commitment Fees, as provided for in Section 2.4(a) and (ii) whether or not the Borrower was in compliance with the requirements of Section 7.8;
          (b) stating that, to his or her knowledge, no Default has occurred as at the end of such quarterly period or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default; and
          (c) containing a list of all Acquisitions, Investments (other than Cash Equivalents), Restricted Payments and Asset Sales, in each case, which exceed $5,000,000 per transaction or series of related transactions, for the eight (8) quarter period then ended or most recently ended, together with the total amount for each of the foregoing categories.
          Section 6.4 Copies of Other Reports.
          (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower by the Borrower’s independent public accountants regarding the Borrower, including, without limitation, any management report submitted to the board of directors of the Borrower prepared in connection with the annual audit referred to in Section 6.2.
          (b) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower or any of its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.
          (c) Annually, certificates of insurance indicating that the requirements of Section 5.5 remain satisfied for such fiscal year, together with, upon request, copies of any new or replacement insurance policies obtained during such year.

          (d) Within sixty (60) days of the beginning of each fiscal year, the annual budget for the Borrower and its Subsidiaries on a quarter by quarter basis.
          (e) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders or by any Subsidiary to its security holders other than the Borrower or another Subsidiary, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the United States Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries, (iv) any material non-routine correspondence or official notices received by the Borrower, or any of its Subsidiaries from the FCC or other communications regulatory authority, and (v) all material information filed by the Borrower or any of its Subsidiaries with the FCC (including all Ownership Reports and amendments or supplements to any Ownership Report).
          (f) Promptly upon (i) receipt of notice of (A) any forfeiture, non-renewal, cancellation, termination, revocation, suspension, impairment or material modification of any material License held by the Borrower or any of its Subsidiaries, or any notice of default or forfeiture with respect to any such License, or (B) any refusal by any Governmental Authority or agency (including the FCC) to renew or extend any such License, a certificate specifying the nature of such event, the period of existence thereof, and what action the Borrower and its Subsidiaries are taking and propose to take with respect thereto, and (ii) any Acquisition of any Station, a written notice setting forth with respect to such Station all of the data required to be set forth in Schedule 2 with respect to such Stations and the Licenses required in connection with the ownership and operation of such Station (it being understood that such written notice shall be deemed to supplement Schedule 2 attached hereto for all purposes of this Agreement).
          Section 6.5 Notice of Litigation and Other Matters. Notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after the occurrence of any of the following events becomes known to the Borrower:
          (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against the Borrower or any Subsidiary, or, to the extent known to the Borrower, which could reasonably be expected to have a Materially Adverse Effect;
          (b) any material adverse change with respect to the business, assets, liabilities, financial position, annual budget, results of operations, business prospects or projections of the Borrower and its Subsidiaries, taken as a whole, other than changes in the ordinary course of business which have not had and would not reasonably be expected to have a Materially Adverse Effect and other than changes in the industry in which the Borrower or any of its Subsidiaries operate which would not reasonably be expected to have a Materially Adverse Effect;

          (c) any Default or the occurrence or non-occurrence of any event (i) which constitutes, or which with the passage of time or giving of notice or both would constitute a default by the Borrower or any of its Subsidiaries under any material agreement other than this Agreement and the other Loan Documents to which the Borrower or any Subsidiary is party or by which any of their respective properties may be bound, including, without limitation, the Subordinated Note Indenture or any License, Operating Agreement or other material contract, or (ii) which could have a Materially Adverse Effect, giving in each case a description thereof and specifying the action proposed to be taken with respect thereto;
          (d) the institution or threatened institution by PBGC of proceedings under ERISA to terminate or to partially terminate any Plan or the commencement or overtly threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan or any action taken by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower to withdraw or partially withdraw from any Plan or to terminate any Plan;
          (e) the occurrence of any event subsequent to the Agreement Date which, if such event had occurred prior to the Agreement Date, would have constituted an exception to the representation and warranty in Section 4.1(m) of this Agreement; and
          (f) the occurrence of any action, event, investigation, notice or other item that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Series C Preferred Stock Redemption or the Note Redemption contemplated by Section 5.20.
     Documents required to be delivered pursuant to Section 6.1 or 6.2 (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Performance Certificates required by Section 6.3 to the Administrative Agent. Except for such Performance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     The Borrower hereby acknowledges that the Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Issuing Bank, subject to Section 11.5(f), materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”). The Borrower will cooperate with the Administrative Agent in connection with the publication of Borrower Materials pursuant to this Article 6 and will designate Borrower Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.
ARTICLE 7
Negative Covenants
     So long as any of the Obligations is outstanding and unpaid (other than contingent indemnity and expense reimbursement obligations for which no claim has been made) or the Lenders have an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Required Lenders, or such greater number of Lenders as may be expressly provided herein, shall otherwise give their prior consent in writing:
          Section 7.1 Indebtedness of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:
     (a) the Obligations (excluding Interest Rate Hedge Obligations permitted pursuant to Section 7.1(b)) and any Incremental Facility Loans permitted hereunder;
     (b) Indebtedness incurred in connection with any Interest Rate Hedge Agreement (i) with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent or (ii) required pursuant to Section 5.12; provided that any counterparty that is a Lender or an Affiliate of a Lender shall be deemed satisfactory to the Administrative Agent;
     (c) Subordinated Indebtedness incurred on terms and conditions satisfactory to the Administrative Agent; provided that any Subordinated Indebtedness incurred to refinance, replace, renew or extend the Subordinated Indebtedness existing on the Agreement Date and that is on terms and conditions substantially similar to the Subordinated Indebtedness being refinanced, replaced, renewed or extended shall be deemed satisfactory to the Administrative Agent; and provided further that, in each case, the Net Proceeds (Indebtedness) of such Subordinated Indebtedness in excess of any such Subordinated Indebtedness being refinanced, replaced, renewed or extended in connection therewith, shall be applied pursuant to Section 2.6(b)(v), other than the Net Proceeds (Indebtedness) of any Subordinated Indebtedness incurred to pay all or a portion of the purchase price in connection with an Acquisition or to consummate an Investment, in each case as permitted pursuant to Section 7.6 (provided that (i) the Administrative Agent has received prior written notice of the incurrence of such Subordinated Indebtedness at the time of any notice required pursuant to Section 7.6, (ii) such Subordinated Indebtedness is incurred not more than 60 days prior to the consummation of such Acquisition or Investment and (iii) no Default or Event of Default has occurred and is continuing at the time of such incurrence or would exist after giving effect thereto);
     (d) Indebtedness existing on the Agreement Date and set forth on Schedule 6, and, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any refinancings, refundings, renewals or extensions thereof; provided that such refinancings, refundings, renewals or extensions shall be (A) no more restrictive on the Borrower and its Subsidiaries than the Indebtedness being refinanced, refunded, renewed or extended and (B) in an amount not greater than the amount outstanding at the time of such refinancing, refunding, renewal or extension plus an amount equal to a reasonable premium or other reasonable amount paid, and fees (including prepayment fees) and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension; and
     (e) other Indebtedness; provided that (i) the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 7.8 both before and after giving effect to the incurrence of such Indebtedness, (ii) no Default or Event of Default has occurred and is continuing both before and after giving effect to the incurrence of such Indebtedness and (iii) the Administrative Agent shall have approved the terms and conditions for each incurrence of Indebtedness in excess of $25,000,000 (other than Permitted Secured Indebtedness), which approval shall not be unreasonably withheld, delayed or conditioned.
          Section 7.2 Limitation on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to undertake, covenant or agree with any third party that it will not create, assume, incur or permit to exist any Lien in the favor the Administrative Agent or the Lenders securing the Obligations on any of its assets or properties, whether now owned or hereafter acquired, except for any such undertakings, covenants or agreements in connection with Permitted Liens.
          Section 7.3 Amendment and Waiver. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any amendment of, or agree to or accept or consent to any waiver of any of the provisions of its articles or certificate of incorporation, or its partnership agreement or its by-laws, as appropriate, any License or Operating Agreement or any of the documents evidencing Subordinated Indebtedness, in each case, in any respect materially adverse to the Administrative Agent or any Lender or any of their rights or claims under any of the Loan Documents.
          Section 7.4 Liquidation, Merger or Disposition of Assets.

          (a) Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale; provided, however, that the Borrower and its Subsidiaries, or any of them, may make Asset Sales if such Asset Sales:
               (i) are in the ordinary course of business of assets held for resale in the ordinary course of business or the trade in or replacement of assets in the ordinary course of business,
               (ii) consist of assets in exchange for which the Borrower or any Subsidiary receives property or other consideration at least equal to the fair market value of the assets so exchanged as determined by the board of directors of the Borrower; provided that at least ten (10) days prior to the completion of such exchange, the Borrower shall provide to the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent):
               (A) a written notification of such exchange describing the assets to be exchanged and the proposed closing date of the exchange;
               (B) a certificate, executed by an Authorized Signatory of the Borrower, (x) certifying that the board of directors has determined that the property or other consideration received by the Borrower and its Subsidiaries is at least equal to the fair market value of the assets so exchanged, (y) attaching calculations evidencing that the property or other consideration received by the Borrower and its Subsidiaries is at least equal to the fair market value of the assets so exchanged and (z) attaching any other information considered by the board of directors and evidencing the board of directors’ analysis of the attached calculations in making the determination that the property or other consideration received by the Borrower and its Subsidiaries is at least equal to the fair market value of the assets so exchanged;
               (C) such other documentation as the Administrative Agent shall reasonably request;
          provided further, that any cash or Cash Equivalents that are received by the Borrower or any Subsidiary in connection with any asset exchange pursuant to this Section 7.4(a)(ii) shall be applied pursuant to Section 2.6(b)(iii),
               (iii) do not exceed $25,000,000 in the aggregate per fiscal year, so long as:
               (A) at least seventy-five percent (75%) of the consideration received in each such Asset Sale (or series of related Asset Sales) is in the form of cash or Cash Equivalents; and
               (B) the proceeds of such Asset Sale (or series of related Asset Sales) are applied pursuant to Section 2.6(b)(iii);

     provided that the aggregate amount of any cash or Cash Equivalents that are received by the Borrower or any Subsidiary pursuant to an Asset Sale made during such fiscal year and permitted under Section 7.4(a)(ii) shall be included in determining the amounts of Asset Sales permitted under this Section 7.4(a)(iii),
               (iv) consist of the sale or discount without recourse by the Borrower or any Subsidiary thereof of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof,
               (v) consist of leases, subleases or licenses granted by the Borrower or any of its Subsidiaries to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries or
               (vi) arise on account of the disposition of any Interest Rate Hedge Agreement.
          (b) Liquidation or Merger. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger, other than (so long as no Default exists or would be caused thereby): (i) a merger or consolidation among the Borrower and one or more of its Subsidiaries, provided that (other than a merger of Gray with and into a New Borrower in connection with a Holding Company Reorganization) the Borrower is the surviving corporation, or (ii) a merger solely between or among two or more Subsidiaries of the Borrower, or (iii) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower or, in a merger in which the Borrower is not a party, a Subsidiary of the Borrower is the surviving corporation or the surviving corporation becomes a Subsidiary of the Borrower and complies with the requirements of Section 5.13, or (iv) in connection with a Holding Company Reorganization.
          Section 7.5 Limitation on Guaranties. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time Guaranty, assume, be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than: (a) a guaranty by endorsement of negotiable instruments for collection in the ordinary course of business; (b) as may be contained in any Loan Document; (c) Guaranties of Indebtedness incurred as permitted pursuant to Section 7.1 (provided, in each case of a Guaranty under this clause (c), that (i) any Guaranty of Subordinated Indebtedness shall be subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent and (ii) the Borrower shall have provided to the Administrative Agent and the Lenders calculations in form and substance reasonably satisfactory to the Administrative Agent, specifically demonstrating compliance with Section 7.8 after giving effect to such Guaranty) or (d) Guaranties existing on the Agreement Date and identified on Schedule 12.
          Section 7.6 Investments and Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make any Acquisition or Investment; provided, however, that so long as no Default or Event of Default exists or would be caused thereby the Borrower and its Subsidiaries may:

          (a) make Investments in Cash Equivalents;
          (b) make Investments in Subsidiaries that are party to the Subsidiary Guaranty;
          (c) make Acquisitions subject to satisfaction of the following conditions:
               (i) such Acquisition is in a Permitted Business;
               (ii) the Borrower complies with Sections 5.13 and 5.16; and
               (iii) for any Acquisition with aggregate consideration (including all cash payments, equity issuances and Indebtedness in connection therewith) in excess of $25,000,000:
               (A) the Borrower shall have given to the Administrative Agent written notice of such Acquisition at least fifteen (15) days prior to executing any binding commitment with respect thereto, which notice shall state the additional amounts, if any, of Liens to be incurred in connection therewith, and the structure of the transaction shall be in form and substance reasonably acceptable to the Administrative Agent;
               (B) the Borrower shall have provided to the Administrative Agent five (5) days prior to the consummation of the proposed Acquisition the agreement governing such Acquisition (and all related documents and instruments to the extent reasonably requested by the Administrative Agent); and
               (C) the Borrower shall have provided to the Administrative Agent and the Lenders within ten (10) days prior to the consummation of the proposed Acquisition an acquisition report signed by an executive officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, which shall include, without limitation, (X) financial calculations specifically demonstrating the Borrower’s pro forma compliance with Section 7.8 after giving effect to such Acquisition and (Y) financial projections for the Borrower for a five (5) year period after the closing of such Acquisition after giving effect to such Acquisition, including, without limitation, a statement of sources and uses of funds for such Acquisition showing, among other things, the sources of financing for such Acquisition, and demonstrating Borrower’s ability to meet its repayment obligations hereunder through the Maturity Date;
          (d) make Investments in the form of Interest Rate Hedge Agreements permitted pursuant to Section 7.1;
          (e) make deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

          (f) make advances by the Borrower or any Subsidiary to employees for moving and travel expenses and similar expenses in an aggregate amount not to exceed $1,000,000 at any one time;
          (g) make other Investments in joint ventures or similar business arrangements; provided, that on or prior to the consummation of any such Investment or series of related Investments in excess of $10,000,000, the Borrower shall provide to the Administrative Agent, (i) in form and substance reasonably satisfactory to the Administrative Agent, financial calculations specifically demonstrating the Borrower’s pro forma compliance with Section 7.8 after giving effect to such Investment, (ii) in form and substance reasonably satisfactory to the Administrative Agent, financial projections for the Borrower for a five (5) year period after the closing of such Investment after giving effect to such Investment, including, without limitation, a statement of sources and uses of funds for such Investment showing, among other things, the sources of financing for such Investment, and demonstrating Borrower’s ability to meet its repayment obligations hereunder through the Maturity Date, (iii) certification that no Default or Event of Default exists or will be caused by such Investment and (iv) copies of the documentation governing such Investment;
          (h) acquire and hold promissory notes and/or Capital Stock issued by the purchaser or purchasers in connection with an Asset Sale permitted under Section 7.4; provided, that such promissory notes and/or Capital Stock shall be pledged to the Administrative Agent for the ratable benefit of itself and the other Secured Parties in accordance with the Collateral Agreement or
          (i) in the ordinary course of business, make Investments in Capital Expenditures.
          Section 7.7 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly declare or make any Restricted Payment; provided, however, that:
          (a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to a wholly owned Subsidiary of the Borrower;
          (b) the Borrower may purchase subordinated notes in the open market issued in connection with any Subordinated Indebtedness, so long as no Default or Event of Default exists at the time of making such purchase or would exist after giving effect thereto;
          (c) the Borrower may make payments of current interest on any Subordinated Indebtedness, subject to the subordination terms thereof;
          (d) the Borrower may make payments of Indebtedness solely by issuance of the Capital Stock of the Borrower;

          (e) the Borrower may redeem the Series C Preferred Stock in connection with the Series C Preferred Stock Redemption;
          (f) the Borrower may redeem all of the Senior Subordinated Notes in connection with the Note Redemption, in accordance with the terms of Section 5.20;
          (g) so long as no Default or Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment, the Borrower may pay dividends to holders of its Capital Stock (including, without limitation, after the completion of a Holding Company Reorganization, dividends to the Holding Company or any Intermediate Holding Company to enable the Holding Company to (A) make dividends to holders of its Capital Stock or (B) fund payments of current interest on any Permitted Holding Company Indebtedness) (any such dividend payments, the “Designated Dividends”); provided that the aggregate amount of all such Restricted Payments made pursuant to this Section 7.7(g) shall not exceed $15,000,000 in any fiscal year;
          (h) so long as no Default or Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment, the Borrower may (i) make Designated Dividends (in addition to the Designated Dividends permitted pursuant to Section 7.7(g)) and (ii) repurchase its Capital Stock (or, after the completion of a Holding Company Reorganization make Restricted Payments to the Holding Company, or any Intermediate Holding Company, to fund repurchases of the Capital Stock of the Holding Company) in an aggregate amount not to exceed $150,000,000 during the term of this Agreement; provided, that Restricted Payments of the type referred to in this Section 7.7(h) made (i) on or after December 31, 2010 and (ii) at a time that the Leverage Ratio of the Borrower and its Subsidiaries is less than or equal to 6.00 to 1.00 (calculated both before and after giving pro forma effect to such Restricted Payment) shall not count against the $150,000,000 limitation set forth in this Section 7.7(h); and
          (i) after the completion of a Holding Company Reorganization, the Borrower may make Restricted Payments, directly or indirectly, to the Holding Company to pay (i) taxes attributable to the operations of the Borrower and its Subsidiaries and (ii) Holding Company Overhead Expenses.
          Section 7.8 Leverage Ratio. At all times, the Borrower shall not permit its Leverage Ratio to exceed the ratios set forth below during the periods indicated.

Period	Leverage Ratio
Agreement Date through June 29, 2008	8.25 : 1.00

June 30, 2008 through December 30, 2008	7.75 : 1.00
December 31, 2008 through December 30, 2009	7.25 : 1.00
December 31, 2009 through December 30, 2010	7.00 : 1.00
December 31, 2010 and thereafter	6.50 : 1.00

          Section 7.9 Affiliate Transactions. Except as specifically provided herein and as may be described on Schedule 5 attached hereto, the Borrower shall not, and shall not permit any of its Subsidiaries to, at any time engage in any transaction with an Affiliate, or make an assignment or other transfer of any of its properties or assets to any Affiliate on terms no less advantageous to the Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.
          Section 7.10 Real Estate. Neither the Borrower nor any of its Subsidiaries shall purchase any real estate or enter into any sale-leaseback transaction except (a) as contemplated in an Acquisition permitted under Section 7.6 and (b) real estate purchases useful in connection with the Borrower’s business made in the ordinary course of business.
          Section 7.11 ERISA Liabilities. The Borrower shall not, and shall cause each of its ERISA Affiliates not to, enter into any Multiemployer Plan.
          Section 7.12 No Limitation on Upstream Dividends by Subsidiaries. The Borrower shall not permit any Subsidiary to enter into or agree, or otherwise become subject (other than pursuant to Applicable Law), to any agreement, contract or other arrangement with any Person pursuant to the terms of which (a) such Subsidiary is or would be prohibited from or limited in declaring or paying any cash dividends or distributions on any class of its Capital Stock owned directly or indirectly by the Borrower or from making any other distribution on account of any class of any such Capital Stock (herein referred to as “Upstream Dividends”) or (b) the declaration or payment of Upstream Dividends by a Subsidiary to the Borrower or to another Subsidiary, on an annual or cumulative or other basis, is or would be otherwise limited or restricted.
          Section 7.13 Nature of Business.
          (a) The Borrower shall not, and shall cause each of its Subsidiaries not to alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Agreement Date.
          (b) With respect to the Holding Company or Intermediate Holding Company (if any), engage in any business, operations or activities other than holding all of the Capital Stock of an Intermediate Holding Company or the Borrower (as applicable) owned thereby, incurrence of Permitted Holding Company Indebtedness and activities reasonably complementary and incidental thereto.
ARTICLE 8
Default
          Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

          (a) Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect (or any representation or warranty made under this Agreement that is qualified by materiality or Materially Adverse Effect shall prove incorrect or misleading in any respect) when made or deemed to be made pursuant to Section 4.2;
          (b) The Borrower shall default in the payment of: (i) any interest on the Loans or fees or other amounts payable to the Lenders and the Administrative Agent under any of the Loan Documents, or any of them, when due, and such Default shall not be cured by payment in full within three (3) Business Days from the due date; or (ii) any principal on the Loans when due;
          (c) The Borrower, any Intermediate Holding Company or the Holding Company (as applicable) shall default in the performance or observance of any agreement or covenant contained in Sections 5.1(a), 5.10, 5.13, 5.16, 5.20(a), 5.21 or 6.5(c) or in Article 7;
          (d) The Borrower shall default in the performance or observance of any agreement or covenant contained in Article 6 (other than Section 6.5(c)), and such default shall not be cured within a period of ten (10) days from the occurrence of such Default;
          (e) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days from the occurrence of such Default;
          (f) There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in Section 8.1) by the Borrower, any of its Subsidiaries, or any other obligor thereunder, which shall not be cured within a period of thirty (30) days from the occurrence of such Default;
          (g) There shall be entered and remain unstayed a decree or order for relief in respect of the Borrower or any of its Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any of its Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower, or any of its Subsidiaries; or an involuntary petition shall be filed against the Borrower or any of its Subsidiaries and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;
          (h) The Borrower or any of its Subsidiaries shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any of its Subsidiaries or of any substantial part of their respective properties, or the Borrower or any of its Subsidiaries shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; the Borrower shall suspend or discontinue its business; the Borrower or any of its Subsidiaries shall have concealed, removed any of its property with the intent to hinder or defraud its creditors or shall have made a fraudulent or preferential transfer under any applicable fraudulent conveyance or bankruptcy law, or the Borrower or any of its Subsidiaries shall take any action in furtherance of any such action;
          (i) The occurrence of either of the following events:
               (1) judgments which have not been paid or discharged or stayed pending appeal or removed to bond either (A) within thirty (30) days after the entry thereof or (B) after the expiration of any stay (as applicable), which are not covered by insurance or indemnification (where the indemnifying party has agreed to indemnify and is financially able to do so) shall be entered by any court against the Borrower or any of its Subsidiaries for the payment of money which exceeds either:
     (x) $15,000,000 for any such individual judgment, or
     (y) $25,000,000 in the aggregate for all such judgments referred to in this Section 8.1(i)(1) plus the amount of all property of the Borrower or its Subsidiaries that is subject to all issuances, levies or similar processes described in clause (2) below, or
               (2) warrants of attachment or execution or similar processes which have not been paid or discharged or stayed pending appeal or removed to bond either (A) within thirty (30) days after the issuance or levy thereof or (B) after the expiration of any stay (as applicable), which are not covered by insurance or indemnification (where the indemnifying party has agreed to indemnify and is financially able to do so) shall be issued or levied against property of the Borrower or any of its Subsidiaries which, together with all other such property of the Borrower or any of its Subsidiaries subject to other such process, exceeds in value either:
     (x) $15,000,000 for each such individual issuance or levy, or
     (y) $25,000,000 in the aggregate for all such issuances, levies or similar processes referred to in this Section 8.1(i)(2), plus all judgments described in clause (1) above;
          (j) Except as could not reasonably be expected to have a Materially Adverse Effect:
          there shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate, or to which the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder; or

          a trustee shall be appointed by a United States District Court to administer any such Plan; or
          the PBGC shall institute proceedings to terminate any such Plan; or
          the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan; or
          any Plan or trust created under any Plan of the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to the tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code;
          (k) There shall occur (i) any default under any instrument, document or agreement relating to any Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $25,000,000; (ii) any event or condition the occurrence of which would permit acceleration of such Indebtedness, or which, as a result of a failure to comply with the terms thereof, would make such Indebtedness otherwise due and payable, and which event or condition has not been cured within any applicable cure period or waived in writing prior to any declaration of an Event of Default or acceleration of the Loans hereunder; or (iii) any material default under any Interest Rate Hedge Agreement which would permit the obligation of the Borrower to make payments to the counterparty thereunder to be then due and payable, and such default has not been cured within any applicable cure period or waived in writing prior to any declaration of an Event of Default or acceleration of the Loans hereunder;
          (l) Any Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any of its Subsidiaries or by any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of its Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document;
          (m) Any Security Document shall for any reason, fail or cease (except by reason of lapse of time) to create a valid and perfected and first-priority Lien on or Security Interest in any portion of the Collateral purported to be covered thereby other than as a result of the action or inaction of the Administrative Agent or the Lenders, subject only to Permitted Liens;
     (n) (i) At any time prior to a Holding Company Reorganization, (A) any Person (or group of Persons) is or becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the federal Securities Exchange Act of 1934, as amended), directly or indirectly, of a percentage of the voting Capital Stock of the Borrower greater than thirty-five percent (35%), other than any Permitted Holder; or (B) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Borrower was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (C) except as permitted pursuant to this Agreement, the Borrower shall cease or fail to own, directly or indirectly, beneficial and legal title to all of the issued and outstanding Capital Stock of each of its Subsidiaries or any Subsidiary of the Borrower shall cease to be a wholly owned Subsidiary of the Borrower; and
     (ii) At any time after a Holding Company Reorganization, (A) any Person (or group of Persons) is or becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the federal Securities Exchange Act of 1934, as amended), directly or indirectly, of a percentage of the voting Capital Stock of the Holding Company greater than thirty-five percent (35%), other than any Permitted Holder; or (B) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Holding Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Holding Company was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (C) except as permitted pursuant to this Agreement, the Holding Company shall cease or fail to own, directly (or indirectly through one or more Intermediate Holding Companies), beneficial and legal title to all of the issued and outstanding Capital Stock of the Borrower; or (D) except as permitted pursuant to this Agreement, the Borrower shall cease or fail to own, directly or indirectly, beneficial and legal title to all of the issued and outstanding Capital Stock of each of its Subsidiaries or any Subsidiary of the Borrower shall cease to be a wholly owned Subsidiary of the Borrower;
          (o) Any material License shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof; or any material License shall cease to be in full force and effect; or the grant of any material License shall have been stayed, vacated or reversed, or modified in any material adverse respect by judicial or administrative proceedings; or any administrative law judge or other representative of the FCC shall have issued an initial decision in any non-comparative material License renewal, material License revocation or any comparative (multiple applicant) proceeding to the effect that any material License should be revoked or not be renewed; or any other proceeding shall have been instituted by the FCC or shall have been commenced before any court, the FCC or any other regulatory body that could reasonably be expected to result in (i) cancellation, termination, rescission, revocation, material impairment, suspension or denial of renewal of a material License, (ii) a modification of a material License in a material adverse respect or a renewal thereof on terms that materially and adversely affect the economic or commercial value or usefulness thereof or (iii) the forfeiture (within the meaning of 47 C.F.R. Setion 1.80 of the FCC Regulations) or other materially adverse effect on or with respect to any material License that would result in a Materially Adverse Effect on the Borrower as a result of the failure by the Borrower or any Subsidiary thereof to comply with any FCC Regulation regarding digital television broadcasting;
          (p) Any Operating Agreement or any other agreement which is necessary to the operation of a Station or any other Permitted Business shall be revoked or terminated or materially, adversely modified and not replaced by a substitute reasonably acceptable to the Required Lenders within thirty (30) days of such revocation, termination or modification;
          (q) The Borrower’s on-the-air broadcast operations at any Station shall be interrupted at any time for more than forty-eight (48) hours, whether or not consecutive, during any period of five (5) consecutive days, and such interruption could reasonably be expected to have a Materially Adverse Effect; or
          (r) The Borrower shall fail to comply with any agreement or instrument governing or evidencing any Subordinated Indebtedness or any separate subordination agreement, and the Administrative Agent shall have determined that such failure to comply could reasonably be expected to have a material adverse effect on the Borrower or any of its Subsidiaries or on its ability to perform its obligations hereunder or under any of the Loan Documents or on the rights and remedies of the Administrative Agent and the Lenders hereunder or under the Loan Documents.
          Section 8.2 Remedies.
          (a) If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(g) or (h)) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Required Lenders subject to Section 9.9, shall (i) (A) terminate the Commitments, and/or (B) declare the principal of and interest on the Loans and all other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, to the extent permitted by Applicable Law, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding, and the Commitments shall thereupon forthwith terminate and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in an interest bearing account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent, the Lenders and the Issuing Bank and grants to them a security interest in, all such cash as security for the Obligations.
          (b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(g) or (h), all principal, interest and other amounts due hereunder, and all other Obligations (other than Interest Rate Hedge Obligations), shall thereupon and concurrently therewith become due and payable and the Commitments shall forthwith terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, and the Borrower shall thereupon, deposit in an interest bearing account with the Administrative Agent, as cash collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter to be drawn on all outstanding Letters of Credit, all without any action by the Administrative Agent, the Lenders, the Required Lenders and the Issuing Bank, or any of them, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, to the extent permitted by Applicable Law, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding, and the Borrower hereby pledges to the Administrative Agent, the Lenders and the Issuing Bank and grants to them a security interest in, all such cash as security for the Obligations.
          (c) Upon acceleration of the Obligations (other than Interest Rate Hedge Obligations), as provided in subsection (a) or (b) of this Section 8.2, the Administrative Agent and the Lenders shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.
          (d) Upon acceleration of the Obligations (other than Interest Rate Hedge Obligations), as provided in subsection (a) or (b) of this Section 8.2, the Administrative Agent shall have the right (but not the obligation) upon the request of the Lenders to operate the business of the Borrower and its Subsidiaries in accordance with the terms of the Licenses and pursuant to the terms and subject to any limitations contained in the Security Documents and, within guidelines established by the Required Lenders, to make any and all payments and expenditures necessary or desirable in connection therewith, including, without limitation, payment of wages as required under the Fair Labor Standards Act, as amended, and of any necessary withholding taxes to state or federal authorities. In the event the Required Lenders fail to agree upon the guidelines referred to in the preceding sentence within six (6) Business Days after the Administrative Agent has begun to operate the business of the Borrower, the Administrative Agent may, after giving three (3) days’ prior written notice to the Lenders of its intention to do so, make such payments and expenditures as it deems reasonable and advisable in its sole discretion to maintain the normal day-to-day operation of such business. Such payments and expenditures in excess of receipts shall constitute Advances under this Agreement, not in excess of the amount of the Commitments. Advances made pursuant to this Section 8.2(d) shall bear interest as provided in Section 2.3(d) and shall be payable on demand. The making of one or more Advances under this Section 8.2(d) shall not create any obligation on the part of the Lenders to make any additional Advances hereunder. No exercise by the Administrative Agent of the rights granted to it under this Section 8.2(d) shall constitute a waiver of any other rights and remedies granted to the Administrative Agent and the Lenders, or any of them, under this Agreement or at law. The Borrower hereby irrevocably appoints the Administrative Agent as agent for the Lenders, the true and lawful attorney of the Borrower, in its name and stead and on its behalf, to execute, receipt for or otherwise act in connection with any and all contracts, instruments or other documents in connection with the operation of the Borrower’s business in the exercise of the Administrative Agent’s and the Lenders’ rights under this Section 8.2(d). Such power of attorney is coupled with an interest and is irrevocable. The rights of the Administrative Agent under this Section 8.2(d) shall be subject to its prior compliance with Applicable Law to the extent applicable to the exercise of such rights.

          (e) Upon acceleration of the Obligations (other than Interest Rate Hedge Obligations), as provided in subsection (a) or (b) of this Section 8.2, the Administrative Agent, upon request of the Required Lenders, shall have the right to the appointment of a receiver for the properties and assets of the Borrower and its Subsidiaries, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such rights and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Administrative Agent on behalf of the Lenders, in connection therewith. The rights of the Administrative Agent under this Section 8.2(e) shall be subject to its prior compliance with Applicable Law to the extent applicable to the exercise of such rights.
          Section 8.3 Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 8.2, payments and prepayments under this Agreement made to the Administrative Agent and the Lenders or otherwise received by any of such Persons (from realization on Collateral for the Obligations or otherwise) shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to the Administrative Agent’s reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, any reasonable costs incurred by it in connection with the sale or disposition of any Collateral for the Obligations and all amounts under Section 11.2(b); second, to the Lenders, the Issuing Bank or the Administrative Agent on a pro rata basis, based on all such amounts then due and payable for any fees and expenses hereunder or under any of the other Loan Documents then due and payable; third, to the Lenders pro rata, the payment of any unpaid interest which may have accrued on the Obligations; fourth, to the Lenders on a pro rata basis, based on the Loans and Letter of Credit Obligations then outstanding until all Loans and Letter of Credit Obligations have been paid in full (and, for purposes of this clause, Interest Rate Hedge Obligations shall be paid to the counterparty thereof on a pro rata basis with the Loans); provided that the portion of such payment allocated to any outstanding undrawn Letters of Credit shall be deposited as set forth in Section 8.2(a) or (b); fifth, to the Lenders on a pro rata basis, based on the Loans outstanding to the payment of any other unpaid Obligations; sixth, to damages incurred by the Administrative Agent, the Issuing Bank and the Lenders, or any of them, by reason of any breach hereof or of any other Loan Document (on a pro rata basis, based on all such amounts then due and payable); and seventh, to the Borrower or as otherwise required by law.
          Section 8.4 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.4, 5.11, 9.9 and 11.2) allowed in such judicial proceeding; and
          (b) to file and prove a claim for the whole amount of the principal to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4, 5.11, 9.9 and 11.2. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE 9
The Administrative Agent
          Section 9.1 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of any of such provisions.
          Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          Section 9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.5(g) and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          Section 9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Section 9.6 Resignation of Administrative Agent.
     (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, in consultation with the Borrower (provided that no such consultation shall be required if an Event of Default has occurred and is continuing), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 5.11 and 11.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     (b) Any resignation by Wachovia as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
          Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          Section 9.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agent, documentation agents, co-agents, book manager, lead manager, arranger, Lead Arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
          Section 9.9 Indemnification . To the extent that the Borrower for any reason fails to pay any amount required under Section 5.11 or Section 11.2 of this Agreement to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section are subject to the provisions of Section 11.18.

          Section 9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
          (a) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Lenders’ Commitments and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.5(i), if approved, authorized or ratified in writing by the Required Lenders; and
          (b) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Collateral that is permitted by clause (l) of the definition of “Permitted Liens”;
          (c) to release any Subsidiary from its obligations under the Subsidiary Guaranty if such Subsidiary ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
          (d) to negotiate and enter into any necessary and customary intercreditor agreements with the holders of any senior Indebtedness issued pursuant to the terms of Section 2.14.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary from its obligations under the Subsidiary Guaranty pursuant to this Section.
ARTICLE 10
Change in Circumstances Affecting LIBOR Advances
          Section 10.1 LIBOR Basis Determination Inadequate or Unfair. If with respect to any proposed LIBOR Advance for any Interest Period, the Administrative Agent determines after consultation with the Lenders that deposits in Dollars (in the applicable amount) are not being offered to each of the Lenders in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist (which notice shall be promptly given following the Administrative Agent’s knowledge of the termination of any such circumstance), the obligations of any affected Lender to make its portion of such LIBOR Advances shall be suspended.
          Section 10.2 Illegality. If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of LIBOR Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrower shall repay in full the then outstanding principal amount of such Lender’s portion of each affected LIBOR Advance, together with accrued interest thereon, on either (a) the last day of the then current Interest Period applicable to such affected LIBOR Advances if such Lender may lawfully continue to maintain and fund its portion of such LIBOR Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected LIBOR Advances to such day. Concurrently with repaying such portion of each affected LIBOR Advance, the Borrower may borrow a Base Rate Advance from such Lender, whether or not it would have been entitled to effect such borrowing and such Lender shall make such Advance, if so requested, in an amount such that the outstanding principal amount of the affected Loan held by such Lender shall equal the outstanding principal amount of such Loan or Loans immediately prior to such repayment.
          Section 10.3 Increased Costs .
          (a) Increased Costs Generally. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Basis) or the Issuing Bank;
               (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Advance made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.12 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender or the Issuing Bank); or
               (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Advances made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Advance (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such

Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Bank, the Borrower shall promptly pay to any such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
          (c) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety-day period referred to above shall be extended to include the period of retroactive effect thereof if such Lender or Issuing Bank could not reasonably have known that such resulting increased costs or reductions might arise).
          Section 10.4 Effect On Other Advances. If notice has been given pursuant to Section 10.1, 10.2 or 10.3 suspending the obligation of any Lender to make its portion of any type of LIBOR Advance, or requiring such Lender’s portion of LIBOR Advances to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all amounts which would otherwise be made by such Lender as its portion of LIBOR Advances shall, unless otherwise notified by the Borrower, be made instead as Base Rate Advances.
          Section 10.5 Claims for Increased Costs and Taxes. In the event that any Lender (a) shall decline to make LIBOR Advances pursuant to Sections 10.1 and 10.2, (b) shall have notified the Borrower that it is entitled to claim compensation pursuant to Sections 10.3, 2.11 or 2.12, (c) is unable to complete the form required or subject to withholding as provided in Section 2.12 or (d) has failed to consent to a proposed amendment, waiver, discharge or termination which, pursuant to the terms of Section 11.12 or any other provision of any Loan Document, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (each such lender being an “Affected Lender”), the Borrower at its own cost and expense may designate a replacement lender (a “Replacement Lender”) to assume the Commitment and the obligations of any such Affected Lender hereunder, and to purchase the outstanding Loans of such Affected Lender and such Affected Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days of such designation the Affected Lender shall (a) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Affected Lender, by way of an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto, for a purchase price equal to (unless such Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Affected Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, and (b) assign the Commitment of such Affected Lender and upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Commitment).
ARTICLE 11
Miscellaneous
          Section 11.1 Notices.
          (a) Except as otherwise expressly provided herein, all notices and other communications under this Agreement and the other Loan Documents (unless otherwise specifically stated therein) shall be in writing and shall be deemed to have been given three (3) Business Days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) Business Day after being entrusted to a reputable commercial overnight delivery service for next day delivery, or when sent on a Business Day prior to 5:00 p.m. (Charlotte, North Carolina time) by telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:
(i)	If to the Borrower, to it at:

Gray Television, Inc. 4370 Peachtree Road, N.E. Atlanta, Georgia 30319 Attention: James C. Ryan Telecopy: (404) 261-9607 Website: http://www.gray.tv with a copy to:

Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 Attention: Janice K. Smith Telephone: (212) 969-3000 Telecopy: (212) 969-2900

(ii)	If to the Administrative Agent, to it at:

Wachovia Bank, National Association
Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone: (704) 374-2698
Telecopy: (704) 383-0288

with a copy to:

Wachovia Bank, National Association
Portfolio Management
301 South College Street, 15th Floor
Charlotte, North Carolina 28288-0760
Attention: Joe Mynatt
Telephone: (704) 383-9270
Telecopy: (704) 383-6647
          (iii) If to the Lenders, to them at the addresses set forth in the Register.
The failure to provide copies shall not affect the validity of the notice given to the primary recipient.
          (b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties.
          Section 11.2 Expenses.
          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of

Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) Payments. All amounts due under this Section and Section 5.11 shall be payable promptly after written demand therefor.
          Section 11.3 Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Required Lenders, or the Lenders, or any of them, in exercising any right, shall operate as a waiver of such right. The Administrative Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any future funding of a Request for Advance. In the event the Lenders decide to fund a Request for Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further Request for Advance or preclude the Lenders or the Administrative Agent from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Administrative Agent, the Lenders, or the Required Lenders, shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement or any other Loan Document such as to require further notice of their intent to require strict adherence to the terms of this Agreement or any other Loan Document in the future.
          Section 11.4 Set-Off. If an Event of Default shall have occurred and be continuing, each Secured Party, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any and all of the obligations of the Borrower or such Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Secured Party or the Issuing Bank, irrespective of whether or not such Secured Party or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Subsidiary may be contingent or unmatured or are owed to a branch or office of such Secured Party or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
          Section 11.5 Successors and Assigns; Participations.

          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than pursuant to Article 13 hereof, neither the Borrower nor any Subsidiary may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 11.5, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 11.5 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 11.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 11.5 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees (such Person, a “Purchasing Lender”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
               (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless (A) such assignment is made to an existing Lender, to an Affiliate thereof, or (with respect to any Term Loan) to an Approved Fund, in which case no minimum amount shall apply, or (B) each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day; provided further that all simultaneous assignments to any proposed assignee and any Approved Funds that are Affiliates of such assignee shall be aggregated and treated as a single assignment for purposes of determining compliance with the minimum assignment amount specified in this paragraph ;
               (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;

               (iii) no consent shall be required for any assignment except to the extent required by Section 11.5(b)(i) and, in addition: (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) the Revolving Loans if such assignment is to a Person that is not a Lender with a Revolving Loan Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such Lender or (y) the Term Facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and (C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Loan Facility; and
               (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (ii) a natural person. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 2.11, 2.12, 5.11 and 11.2 and Article 10 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of any entries applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.12 that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 2.11, 2.12 and Article 10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12, 10.3 and 10.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 10.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.5 as though it were a Lender.
          (f) Disclosure of Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto acting in its capacity as such, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Interest Rate Hedge Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Interest Rate Hedge Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Purchasing Lender, proposed Purchasing Lender, Participant or proposed Participant, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from the Borrower or its Subsidiaries relating to the Borrower or its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Subsidiaries; provided that, in the case of information received from the Borrower or its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          (g) Certain Pledges or Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any other Loan Document to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 11.6 Accounting Principles. All references in this Agreement to GAAP shall be to such principles as in effect from time to time. All accounting terms used herein without definition shall be used as defined under GAAP. All references to the financial statements of the Borrower and to its Total Indebtedness, and other such terms shall be deemed to refer to such items of the Borrower and its Subsidiaries, on a fully consolidated basis.
          Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts (including by virtue of an Authorization), each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement or an

Authorization shall be effective as delivery of a manually executed counterpart of this Agreement and delivery of or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of such other document or instrument, as applicable.
          Section 11.8 Governing Law. This Agreement, and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York applicable to agreements made to be performed in New York. If any action or proceeding shall be brought by the Administrative Agent or any Lender hereunder or under any other Loan Document in order to enforce any right or remedy under this Agreement or any other Loan Document, the Borrower hereby consents and will, and the Borrower will cause each Subsidiary to, submit to the jurisdiction of any state or federal court of competent jurisdiction sitting in the county of New York on the date of this Agreement. The Borrower, for itself and on behalf of its Subsidiaries, hereby agrees that, to the extent permitted by Applicable Law, service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of the Borrower at the address given in Section 11.1 and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law, or the bringing of any suit, action or proceeding in any other jurisdiction. The Borrower agrees that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.
          Section 11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
          Section 11.10 Interest.
          (a) In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.
          (b) Notwithstanding the use by the Lenders of the Base Rate and the LIBOR as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

          Section 11.11 Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.
          Section 11.12 Amendment and Waiver. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
          (a) waive any condition set forth in Section 3.1 or Section 3.3 without the written consent of each Lender directly affected thereby;
          (b) amend, modify or waive Section 3.2, or waive any Default or Event of Default for the purpose of waiving the requirements of Section 3.2, or amend, modify or waive any other provision of this Agreement, to require the Lenders with a Revolving Loan Commitment to make Revolving Loans when such Lenders would not otherwise be required to do so without the prior written consent of the Required Revolving Lenders;
          (c) amend, extend or increase any Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to Section 8.2) or the amount of Loans of any Lender without the written consent of such Lender;
          (d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;
          (e) reduce the principal of, or the rate of interest specified herein on, any Loan or payment owed under Section 2.13(d), or (subject to clause (ii) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to (i) waive any obligation of the Borrower to pay interest at the Default Rate during the continuance of any Event of Default or (ii) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or payment owed under Section 2.13(d), or to reduce any fee payable hereunder;
          (f) change Section 2.9, or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

          (g) change Section 2.6(b)(iii), (iv), (v) or (vi) in a manner that would alter the order of application of amounts prepaid pursuant thereto in a manner materially adverse to any Lender without the written consent of such Lender;
          (h) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
          (i) release all of the guarantors or release guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 9.10), without the written consent of each Lender; or
          (j) release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 9.10 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Request for Issuance of Letter of Credit relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Loan Commitment of such Lender may not be increased or extended without the consent of such Lender.
     Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on behalf of such Lender and without further action or consent by such Lender, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 11.12) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Sections 2.14, 2.15 or Article 13 of this Agreement (including, without limitation, as applicable, (1) to permit the Incremental Facility Commitments and Incremental Facility Loans to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to permit the Incremental Facility Commitments and the Incremental Facility Loans to be structured as second lien credit facilities or Incremental Non-Institutional Facilities (including amendments to Section 2.6(b)), and (3) to include the Lenders with an Incremental Facility Commitment or outstanding Incremental Facility Loans in any determination of Required Lenders); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Ratio, in each case, without the written consent of such affected Lender.

          Section 11.13 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.
          Section 11.14 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent and each Lender to enter into or maintain business relationships with the Borrower or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.
          Section 11.15 Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.
          Section 11.16 Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (a) shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by them, and (b) shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.9, 2.11, 2.12, 5.11, 10.3 and 11.2, shall survive the termination of this Agreement and the payment and performance of all Obligations.
          Section 11.17 Senior Indebtedness. The Obligations are secured by the Security Documents and are intended by the parties hereto to be in parity with the Interest Rate Hedge Agreements and senior in right of payment to all other Indebtedness of the Borrower.
          Section 11.18 Obligations Several. The obligations of the Administrative Agent and each of the Lenders hereunder are several, not joint.
          Section 11.19 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Section 5.11 and this Article 11 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against claims arising after such termination (in respect of events occurring prior to such termination) as well as before.
          Section 11.20 Term of Agreement. This Agreement shall remain in effect from the Agreement Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been paid and satisfied in full (other than contingent and expense obligations for which no claim has been made) and all Commitments have been terminated. The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender’s Commitments unless the Administrative Agent has received written notice prior to such release from the holder of any Interest Rate Hedge Obligations that such Interest Rate Hedge Obligation remains outstanding. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
          Section 11.21 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.
          Section 11.22 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          Section 11.23 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with such Act.
ARTICLE 12
Waiver of Jury Trial
          Section 12.1 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
ARTICLE 13
Holding Company Reorganization

          Section 13.1 Holding Company Reorganization. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that (i) so long as no Default or Event of Default has occurred and is continuing and (ii) the Borrower is in pro forma compliance with the financial covenant set forth in Section 7.8 after giving effect to such Holding Company Reorganization, the Borrower and its Subsidiaries may complete a Holding Company Reorganization. In furtherance of this Section 13.1, each Lender hereby irrevocably authorizes the Administrative Agent, on behalf of such Lender and without further action or consent by such Lender, to enter into amendments or modifications to this Agreement or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of such Holding Company Reorganization; provided that:
          (a) the Administrative Agent shall have received written notice, in form and substance reasonably satisfactory to the Administrative Agent, of such Holding Company Reorganization (which notice shall describe in reasonable detail the terms and structure of all proposed steps to effectuate such Holding Company Reorganization), not less than thirty (30) days prior to the completion of such Holding Company Reorganization;
          (b) concurrently with the completion of such Holding Company Reorganization, the Administrative Agent shall have received (i) a reaffirmation agreement from each guarantor (and, to the extent that Gray remains the Borrower hereunder, Gray) reaffirming such Person’s obligations under the Loan Documents to which it is a party and (ii) an agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed by each New Borrower, each Intermediate Holding Company and the Holding Company (as applicable) which such agreement shall provide for (A) the assumption by the New Borrower of all of the obligations of Gray (to the extent that Gray is no longer the Borrower) as the “Borrower” hereunder and under the other Loan Documents, in each case, immediately prior to the completion of such Holding Company Reorganization and (B) the acknowledgement and agreement by each Holding Company and each Intermediate Holding Company of its obligations hereunder;
          (c) concurrently with the completion of such Holding Company Reorganization the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) an executed supplement to the Collateral Agreement for the Holding Company and each Intermediate Holding Company, which shall authorize the filing of appropriate Uniform Commercial Code financing statements; (ii) guaranty agreements executed by the Holding Company and each Intermediate Holding Company, in form and substance reasonably satisfactory to the Administrative Agent; (iii) a loan certificate for the Holding Company, each Intermediate Holding Company and the Borrower, substantially in the form of Exhibit G-2 attached hereto, together with appropriate attachments; (iv) such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of the Borrower; and (v) updated Schedules to this Agreement and such other updated Schedules to the Loan Documents as may be necessary to make the representations and warranties contained in the Loan Documents true and correct in all material respects as of the date such Person is joined to any applicable Loan Document (except to the extent that any such representation and warranty is qualified by materiality or Materially Adverse Effect, in which case such representation and warranty shall be true and correct in all respects); and
          (d) concurrently with the completion of such Holding Company Reorganization, the Administrative Agent shall have received all other documentation, including one or more opinions of counsel, which are reasonably satisfactory to the Administrative Agent and which in its opinion is appropriate with respect to such Holding Company Reorganization, the Borrower, each Intermediate Holding Company and the Holding Company.
          (e) The parties hereto acknowledge and agree that each document, agreement or instrument executed or issued pursuant to this Section 13.1 will be a “Loan Document” for purposes of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWER: GRAY TELEVISION, INC.
By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Senior Vice President and Chief Financial Officer

[Credit Agreement — Gray Television, Inc.]

ADMINISTRATIVE AGENT AND LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, as an Issuing Bank and as a
Lender, on behalf of itself and the other Lenders
party to the Credit Agreement pursuant to the
Authorizations

By:	/s/ Joe Mynatt
	Name:	Joe Mynatt
	Title:	Director

[Credit Agreement — Gray Television, Inc.]